================================================================================



                                    FORM 8-K

                                 CURRENT REPORT


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) July 30, 1998


Commission          Registrant; State of Incorporation;           IRS Employer
File Number            Address; and Telephone Number           Identification No
-----------         -----------------------------------        -----------------

1-9513                    CMS ENERGY CORPORATION                   38-2726431
                         (A Michigan Corporation)
                     Fairlane Plaza South, Suite 1100
                           330 Town Center Drive
                         Dearborn, Michigan 48126
                              (313) 436-9261






================================================================================

ITEM 5.  OTHER EVENTS

Reference is made to CMS Energy Corporation's Form 8-K filed on June 23, 1998 which announced that its oil and gas exploration and production subsidiary, CMS NOMECO Oil & Gas Company, had elected to change from full cost accounting to the successful efforts method, effective January 1, 1998. Nitrotec Corporation, in which another of CMS Energy's subsidiaries, CMS Gas Transmission and Storage Company, has an equity investment, also elected to convert from the full cost method of accounting to the successful efforts method of accounting, effective January 1, 1998. Accordingly, CMS Energy's prior year financial statements have been restated to conform with successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $175 million for CMS NOMECO and $15 million for CMS Gas Transmission. These reductions were primarily attributable to a decrease in net plant and property and deferred tax liability of $270 million and $95 million, respectively, for CMS NOMECO and a $15 million decrease in CMS Gas Transmission's equity investment in Nitrotec. The combined effects of the changes in accounting method resulted in decreases to CMS Energy's net income of $24 million ($.24 per share), $16 million ($.18 per share) and $9 million ($.11 per share) for the years ended December 31, 1997, 1996 and 1995, respectively. CMS Energy's restated financial statements and related data are included as part of or filed as exhibits to this Form 8-K.

                              TABLE OF CONTENTS


Selected Financial Data (As Restated).................................     8

Management's Discussion and Analysis of Financial Condition and
      Results of Operations (As Restated).............................    10

Financial Statements and Supplementary Data (As Restated).............    27

Report of Independent Public Accountants..............................    71

Quarterly Financial and Common Stock Information (As Restated)........    72

                                    GLOSSARY

 Certain terms used in the text and financial statements are defined below.


ABATE.............................  Association of Businesses Advocating Tariff Equity
ALJ...............................  Administrative Law Judge
Ames..............................  Crescent and Ames gas gathering systems and processing plant in Oklahoma
AMT...............................  Alternative minimum tax
Articles..........................  Articles of Incorporation
Attorney General..................  Michigan Attorney General

bcf...............................  Billion cubic feet
Big Rock..........................  Big Rock Point nuclear power plant, owned by Consumers
Board of Directors................  Board of Directors of CMS Energy
Btu...............................  British thermal unit

CFLCL.............................  Companhia Forcia e Luz Cataguazes-Leopoldina, a Brazilian
                                    utility
Class G Common Stock..............  One of two classes of common stock of CMS Energy, no par value, which reflects the separate performance of the Consumers
                                    Gas Group
Clean Air Act.....................  Federal Clean Air Act, as amended
CMS Electric and Gas..............  CMS Electric and Gas Company, a subsidiary of Enterprises
CMS Energy........................  CMS Energy Corporation
CMS Energy Common Stock...........  One of two classes of common stock of CMS Energy, par value
                                    $.01 per share
CMS Gas Marketing.................  CMS Gas Marketing Company, a subsidiary of Enterprises
CMS Gas Transmission..............  CMS Gas Transmission and Storage Company, a subsidiary of
                                    Enterprises
CMS Generation....................  CMS Generation Co., a subsidiary of Enterprises
CMS Holdings......................  CMS Midland Holdings Company, a subsidiary of Consumers
CMS Midland.......................  CMS Midland Inc., a subsidiary of Consumers
CMS MST...........................  CMS Marketing, Services and Trading Company, a subsidiary of Enterprises
CMS NOMECO........................  CMS NOMECO Oil & Gas Co., a subsidiary of Enterprises
Common Stock......................  CMS Energy Common Stock and Class G Common Stock
Consumers.........................  Consumers Energy Company, a subsidiary of CMS Energy
Consumers Gas Group...............  The gas distribution, storage and transportation businesses currently conducted by Consumers and Michigan Gas Storage
Court of Appeals..................  Michigan Court of Appeals

Detroit Edison....................  The Detroit Edison Company
DOE...............................  U.S. Department of Energy
Dow...............................  The Dow Chemical Company
DSM...............................  Demand-side management

Enterprises.......................  CMS Enterprises Company, a subsidiary of CMS Energy


EPA...............................  Environmental Protection Agency
EPS...............................  Earning per share

FASB..............................  Financial Accounting Standards Board
FERC..............................  Federal Energy Regulatory Commission
FMLP..............................  First Midland Limited Partnership

GCR...............................  Gas cost recovery
Grand Lacs partnership............  Grand Lacs Limited Partnership, a marketing center for natural gas
GTNs..............................  CMS Energy General Term Notes(R), $250 million Series A, $125 million Series B, $150 million Series C and $200 million Series
                                    D

Huron ............................  Huron Hydrocarbons, Inc., a subsidiary of Consumers

IRC...............................  Internal Revenue Code
ITC...............................  Investment tax credit

Jorf Lasfar.......................  A 1,320 MW coal-fueled power plant in Morocco, Africa, jointly owned by CMS Generation and ABB Energy Venture,
                                    Inc.

kWh...............................  Kilowatt-hour

Loy Yang..........................  A 2,000 MW brown coal fueled Loy Yang A power plant and an associated coal mine in Victoria, Australia, in which CMS
                                    Generation holds a 50 percent ownership interest
Ludington.........................  Ludington pumped storage plant, jointly owned by Consumers and Detroit Edison

mcf...............................  Thousand cubic feet
MCV Facility......................  A natural gas-fueled, combined-cycle cogeneration facility operated by the MCV Partnership
MCV Partnership...................  Midland Cogeneration Venture Limited Partnership in which
                                    Consumers has a 49 percent interest through CMS Midland
MD&A..............................  Management's Discussion and Analysis
MichCon...........................  Michigan Consolidated Gas Company
Michigan Gas Storage..............  Michigan Gas Storage Company, a subsidiary of Consumers
Mbbls.............................  Thousand barrels
MMbbls............................  Million barrels
MMBtu.............................  Million British thermal unit
MMcf..............................  Million cubic feet
Moss Bluff........................  Moss Bluff Gas Storage Systems, a partnership that owns a gas storage facility
MPSC..............................  Michigan Public Service Commission
MW................................  Megawatts

Natural Gas Act...................  Federal Natural Gas Act

NEIL..............................  Nuclear Electric Insurance Ltd.
Nitrotec..........................  Nitrotec Corporation, a propriety gas technology company in which CMS Gas Transmission owns an equity interest
NRC...............................  Nuclear Regulatory Commission

Order 888 and Order 889...........  FERC final rules issued on April 24, 1996
Outstanding Shares................  Outstanding shares of Class G Common Stock

Palisades.........................  Palisades nuclear power plant, owned by Consumers
PCBs..............................  Poly chlorinated biphenyls
Pension Plan......................  The trusteed, non-contributory, defined benefit pension plan of
                                    Consumers and CMS Energy
PPA...............................  The Power Purchase Agreement between Consumers and the
                                    MCV Partnership with a 35-year term commencing in March
                                    1990
ppm...............................  Parts per million
PSCR..............................  Power supply cost recovery
PUHCA.............................  Public Utility Holding Company Act of 1935

Qualifying Facility...............  A facility that produces electricity or steam and electricity and meets the ownership and technical requirements of PURPA

Retained Interest Shares..........  Authorized but unissued shares of Class G Common Stock not held by holders of the Outstanding Shares and attributable to the
                                    Retained Interest

SEC...............................  Securities and Exchange Commission
Securitization....................  A financing authorized by statute in which the statutorily assured flow of revenues from a portion of the rates charged by utilities to their customers is set aside and pledged as security for the repayment of rate reduction bonds issued by a special purpose vehicle affiliated with such utilities
SERP..............................  Supplemental Executive Retirement Plan
Senior Credit Facilities..........   $1.125 billion senior credit facilities consisting of a $400 million 364-day revolving credit facility, a $600 million three-
                                    year revolving credit facility and a five-year $125 million term loan facility
SFAS..............................  Statement of Financial Accounting Standards
Superfund.........................  Comprehensive Environmental Response, Compensation and
                                    Liability Act

TGN...............................  Transportadora de Gas del Norte S. A., a natural gas pipeline located in Argentina
Transition Costs..................  Costs incurred by utilities in order to serve their customers in a regulated monopoly environment, but which may not be
                                    recoverable in a competitive environment because of customers leaving their systems and ceasing to pay for their costs.  These costs could include owned and purchased generation, regulatory assets, and costs incurred in the transition to competition.


Trust Preferred Securities........  Undivided beneficial interest in the assets of statutory business trusts, these interests have a preference with respect to certain trust distributions over the interests of either CMS Energy or
                                    Consumers, as applicable, as owner of the common beneficial interests of the trusts


Union.............................  Utility Workers of America, AFL-CIO
UST...............................  Underground storage tanks

Voluntary Employee Beneficiary
  Association.....................  A legal entity, established under guidelines of the Internal
                                    Revenue Code, through which the company can provide certain benefits for its employees or retirees

SELECTED FINANCIAL INFORMATION (AS RESTATED)                                               CMS ENERGY CORPORATION

                                                            1997        1996        1995         1994        1993
-----------------------------------------------------------------------------------------------------------------

Operating revenue (in millions)*                  ($)      4,781       4,324       3,890        3,614       3,476

Consolidated net income (in millions)*            ($)        244         224         195          177         130

Average common shares outstanding
 (in thousands)
   CMS Energy                                             96,144      92,462      88,810       85,888      81,251
   Class G                                                 8,015       7,727       7,511            -           -

Earnings per average common share
   CMS Energy - Basic*                            ($)       2.39        2.27        2.16         2.07        1.61
              - Diluted*                          ($)       2.37        2.26        2.16         2.06        1.60
   Class G    - Basic and Diluted                 ($)       1.84        1.82         .38            -           -

Cash from operations (in millions)*               ($)        624         647         640          603         464

Capital expenditures, excludes capital
 lease additions and DSM (in millions)            ($)        711         659         535          575         550

Total assets (in millions)*                       ($)      9,508       8,363       7,909        7,159       6,742

Long-term debt, excluding current
 maturities (in millions)                         ($)      3,272       2,842       2,906        2,709       2,405

Non-current portion of capital
 leases (in millions)                             ($)         75         103         106          108         115

Total preferred stock (in millions)               ($)        238         356         356          356         163

Total Trust Preferred Securities (in millions)    ($)        393         100           -            -           -

Cash dividends declared per common share
   CMS Energy                                     ($)       1.14        1.02         .90          .78         .60
   Class G                                        ($)       1.21        1.15         .56            -           -

Market price of common stock at year-end
   CMS Energy                                     ($)    44-1/16      33-5/8      29-7/8       22-7/8      25-1/8
   Class G                                        ($)     27-1/8      18-3/8      18-7/8            -           -

Book value per common share at year-end (a)
   CMS Energy*                                    ($)      16.84       15.24       13.51        11.16        9.59
   Class G                                        ($)      10.91       11.38       10.60            -           -

Return on average common equity*                  (%)       14.7        15.7        17.1         19.8        18.1

Return on assets (a)*                             (%)        5.6         5.4         5.2          5.0         4.3

Number of employees at year-end
 (full-time equivalents)                                   9,682       9,712      10,105        9,972      10,013
-----------------------------------------------------------------------------------------------------------------

*RESTATED, SEE NOTE 2.


SELECTED FINANCIAL INFORMATION (AS RESTATED)                                               CMS ENERGY CORPORATION
(CONTINUED)

                                                            1997        1996        1995         1994        1993
-----------------------------------------------------------------------------------------------------------------

ELECTRIC UTILITY STATISTICS

  Sales (billions of kWh)                                   37.9        37.1        35.5         34.5        32.8

  Customers (in thousands)                                 1,617       1,594       1,570        1,547       1,526

  Average sales rate per kWh                   (cent)       6.57        6.55        6.36         6.29        6.28

GAS UTILITY STATISTICS

  Sales and transportation deliveries (bcf)                  420         448         404          409         411

  Customers (in thousands) (b)                             1,533       1,504       1,476        1,448       1,423

  Average sales rate per mcf                      ($)       4.44        4.45        4.42         4.48        4.46

ELECTRIC AND GAS NON-UTILITY STATISTICS

  CMS Energy's share of unconsolidated
   independent power production
   revenue (in millions)                          ($)        621         493         497          385         334

  Independent power production
   sales (millions of kWh)                                13,126       7,823       7,422        6,216       5,019

  CMS Energy's share of unconsolidated
   natural gas transmission, storage and
   processing revenue (in millions)               ($)         51          42          26            7           3

  CMS Energy's share of unconsolidated
   marketing, services and trading
   revenue                                        ($)        202           -           -            -           -

  Gas marketed for end-users (bcf)                           243         108         101           66          60

EXPLORATION AND PRODUCTION STATISTICS

  Sales (net equiv. MMbbls) (a)                             11.4        10.1         9.0          5.6         5.0

  Proved reserves (net equiv. MMbbls) (a)                  152.0       133.5       124.5        108.0        69.8

  Proved reserves added (net equiv. MMbbls) (a)             29.8        18.7        25.6         29.0         3.9

  Finding cost per net equiv. barrel              ($)       2.38        2.94        5.06         5.92        4.97
-----------------------------------------------------------------------------------------------------------------

(a) Certain prior year amounts were restated for comparative purposes.
(b) Excludes off-system transportation customers.

                             CMS ENERGY CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                  (AS RESTATED)

This Annual Report contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, that include, without limitation, discussions as to expectations, beliefs, plans, objectives and future financial performance, or assumptions underlying or concerning matters discussed in this report. Refer to the Forward-Looking Information section of this MD&A for some important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking discussions.

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers is a combination electric and gas utility company serving the Lower Peninsula of Michigan and is the principal subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: acquisition, development and operation of independent power production facilities; oil and gas exploration and production; storage, transmission and processing of natural gas; energy marketing, services and trading; and international energy distribution.


RESULTS OF OPERATIONS

CMS ENERGY CONSOLIDATED EARNINGS


                                                   In Millions, Except Per Share Amounts
Years Ended December 31                              1997*          1996*         Change
----------------------------------------------------------------------------------------

Consolidated Net Income                              $ 244          $ 224           $ 20
Net Income Attributable to Common Stocks:
   CMS Energy                                          229            210             19
   Class G                                              15             14              1
Earnings Per Average Common Share:
   CMS Energy
        Basic                                         2.39           2.27            .12
        Diluted                                       2.37           2.26            .11
   Class G
        Basic and Diluted                             1.84           1.82            .02
========================================================================================

* Restated as a result of change in method of accounting for investments in oil and gas properties. Refer to the discussion below and Note 2 for further information.

The combined effects of the changes in accounting for oil and gas investments resulted in decreases to net income of $24 million ($.24 per share), $16 million ($.18 per share) and $9 million ($.11 per share) for the years ended December 31, 1997, 1996 and 1995, respectively. The following discussion of earnings variations compare the restated results of operations for the periods 1997, 1996 and 1995.

CMS Energy experienced earnings growth for the fifth consecutive year. This historical growth reflects changes in regulation allowing CMS Energy to invest in other states and countries, and to offer a full range of services and fuels. The increased earnings for 1997 resulted from (i) a February 1996 electric rate increase received by Consumers that benefitted all of 1997, (ii) increased electric sales by Consumers, (iii) improved earnings from the MCV Partnership, (iv) increased revenues from the transmission of electricity for others, (v) increased income from international independent power production, and (vi) increased income from international gas transmission, storage and processing. Partially offsetting these increases, however, were (i) decreased gas deliveries by Consumers due to warmer winter month temperatures in 1997 and the loss of an extra day for the 1996 leap year, (ii) marketing losses due to lower gas margins, and (iii) lower gas production, lower oil and gas prices and higher operating expenses in the oil and gas exploration and production business. Earnings for 1997 also included recognition of a gain on the sale of CMS NOMECO's entire interest in oil and gas properties in Yemen, an industry expertise service fee in connection with the Loy Yang A acquisition, a gain on the sale of the Ames gas gathering system, and Consumers' adjustment of prior years' income taxes associated with non-taxable earnings on nuclear decommissioning trust funds. Comparatively, the 1996 results included a gain on the sale of a power purchase agreement by a partnership in which CMS Generation owns a 50 percent interest, a gain on the sale of a partnership interest and a refund received by the MCV Partnership.

The increase in consolidated net income for 1996 over 1995 primarily reflects the favorable impact of an electric rate increase and an operating income increase from a refund received by the MCV Partnership that provided a $6 million earnings benefit for CMS Energy. Earnings in 1996 also reflect increased electric sales, gas deliveries and revenues from gas loaning activities. Consolidated net income was also affected by increased earnings from CMS Gas Transmission's 25 percent ownership interest in TGN and increased equity earnings resulting from the sale of a power purchase agreement. CMS Gas Transmission and CMS Generation are subsidiaries of Enterprises.

For further information, see the individual results of operations for each CMS Energy business segment in this MD&A.

ELECTRIC UTILITY RESULTS OF OPERATIONS

ELECTRIC PRETAX OPERATING INCOME:


                                                                                          In Millions
-----------------------------------------------------------------------------------------------------
Change Compared to Prior Year                                     1997 vs 1996           1996 vs 1995
-----------------------------------------------------------------------------------------------------

Sales (including special contract discounts)                             $   5                  $   1
Rate increases and other regulatory issues                                  11                     50
Operation and maintenance                                                   24                      2
General taxes, depreciation and other                                      (19)                   (14)
                                                                           --------------------------

Total increase/(decrease) in pretax operating income                      $ 21                   $ 39
=====================================================================================================

ELECTRIC SALES: Total electric sales in 1997 were 38 billion kWh, an increase of
2.3 percent over 1996 sales. The increase reflects continued economic growth in Michigan and a 1.2 percent increase in sales to ultimate customers, primarily within the industrial class. Total electric sales in 1996 were 37 billion kWh, an increase of 4.4 percent over the 1995 level. The increase in 1996 is primarily attributable to an increase in intersystem sales and a 1.7 percent increase in sales to ultimate customers. This increase also reflects continued economic growth in Consumers' territory.

POWER COSTS: Cost increases in both 1997 and 1996 over the prior periods reflect greater power purchases from outside sources to meet increased sales demand. The following table quantifies the changes in electric power costs:

                                                                                                   In Millions
--------------------------------------------------------------------------------------------------------------
Years Ended December 31               1997         1996        Change           1996         1995       Change
--------------------------------------------------------------------------------------------------------------

                                    $1,139       $1,087           $52         $1,087         $970         $117
==============================================================================================================

ELECTRIC UTILITY OPERATING ISSUES:

POWER PURCHASES FROM THE MCV PARTNERSHIP: In 1992, Consumers recognized a loss for the present value of the estimated future underrecoveries of power purchases from the MCV Partnership. The after-tax cash underrecoveries are currently based on the assumption that the MCV Facility will be available to generate electricity 91.5 percent of the time over its expected life. For 1997, the MCV Facility was available 99 percent of the time, resulting in after-tax cash underrecoveries of $41 million. Consumers believes it will continue to experience after-tax cash underrecoveries associated with the PPA in amounts as those shown below. For further information, see Power Purchases from the MCV Partnership in Note 3.

                                                                                                       In Millions
------------------------------------------------------------------------------------------------------------------
                                                         1998         1999         2000         2001          2002
------------------------------------------------------------------------------------------------------------------

Estimated cash underrecoveries, net of tax               $23          $22          $21           $20          $19
==================================================================================================================

Consumers bases the above estimated underrecoveries, in part, on an estimate of the future availability of the MCV Facility. If the MCV Facility operates at levels above management's estimate over the remainder of the PPA, Consumers will need to recognize losses for future underrecoveries larger than amounts previously recorded. Therefore, Consumers would experience larger amounts of cash underrecoveries than originally anticipated. Management will continue to evaluate the adequacy of the accrued liability considering actual MCV Facility operations.

ELECTRIC RATE PROCEEDINGS: In 1996, the MPSC issued a final order authorizing Consumers to recover costs associated with the purchase of an additional 325 MW of MCV Facility capacity and to accelerate recovery of its nuclear plant investment. To implement the accelerated recovery, the order required an increase in annual nuclear plant depreciation expense by $18 million with a corresponding decrease in fossil-fueled generating plant depreciation expense. The order also established an experimental direct- access program. For further information on these issues, see the Electric Business Outlook section of this MD&A and Notes 3 and 4.

NUCLEAR MATTERS: In January 1997, the NRC issued its Systematic Assessment of Licensee Performance report for the Palisades. The report rated all areas as good, unchanged from the previous assessment.

The NRC requires Consumers to make certain calculations and report to it on the continuing ability of the Palisades reactor vessel to withstand postulated pressurized thermal shock. In 1996, Consumers received an interim Safety Evaluation Report from the NRC indicating that the reactor vessel can be safely operated through 2003. Consumers believes that with a change in fuel management designed to minimize embrittlement, Palisades can be operated to the end of its license life in the year 2007.

Palisades' temporary on-site storage pool for spent nuclear fuel is at capacity. Consequently, Consumers is using NRC-approved steel and concrete vaults, commonly known as "dry casks," for temporary on-site storage.

Big Rock closed permanently on August 29, 1997 because management determined that the plant would be uneconomical to operate in an increasingly competitive environment. Consumers originally scheduled the plant to close May 31, 2000, at the end of the plant's operating license. Plant decommissioning began in September 1997 and may take five to ten years to return the site to its original condition. The earlier than planned closure of the plant and the reopening of the South Carolina Barnwell facility to receive low level radioactive waste have changed the method of decommissioning from the safe storage option to immediate dismantlement. This change could have an impact on the estimated decommissioning cost which is required to be updated in a filing with the MPSC by March 31, 1998. For further information on nuclear matters, see Note 11.

ELECTRIC ENVIRONMENTAL MATTERS: The Clean Air Act contains significant environmental provisions specific to utilities. During the past few years, Consumers incurred $46 million in capital expenditures. Consumers believes it may incur an additional $30 million in capital expenditures by the year 2000 to comply with the current sulfur dioxide and nitrogen oxide emission limits established by the EPA.

Consumers currently operates within all Clean Air Act requirements and meets current ozone and particulate emission limits. The EPA recently revised the national air quality standards, which may further limit small particulate and ozone related emissions, and proposed that the State of Michigan impose additional nitrogen oxide limits on fossil-fueled emitters, such as Consumers' generating units. It is unlikely that the State of Michigan will establish Consumers' emissions reduction target until mid-to-late 1999. Until this state-mandated target is known, the estimated cost of compliance is subject to significant revision. The preliminary estimate of capital costs to reduce nitrogen oxide related emissions for Consumers' fossil-fueled generating units is approximately $175 million, plus an additional amount totaling $10 million per year for the next 20 years for operation and maintenance costs. Consumers may need an equivalent amount to comply with the new small particulate standards. The State of Michigan objected to the extent of the proposed EPA emission reductions. If the State of Michigan's position were to be adopted by the EPA, costs could be less than the current estimated amounts. Consumers supports the bipartisan effort in the U.S. Congress to delay implementation of the revised standards until the relationship between the new standards and health improvements is established scientifically.

Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites. Nevertheless, it believes that these costs are properly recoverable in rates under current ratemaking policies.

Consumers is a so-called potentially responsible party at several contaminated sites administered under Superfund. Many other creditworthy, potentially responsible parties, with substantial assets also cooperate with respect to the individual sites. Based on current information, management believes it is unlikely that the liability at any of the known Superfund sites, individually or in total, will have a material adverse effect on CMS Energy's financial position, liquidity or results of operations.

While decommissioning Big Rock, Consumers found that some areas of the plant have coatings that contain both metals and polychlorinated biphenyls. Consumers does not believe that any facility in the United States currently accepts the radioactive portion of that waste. The cost of removal and disposal is currently unknown. These costs would constitute part of the cost to decommission the plant, and will be paid from the decommissioning fund. Consumers is studying the extent of the contamination and reviewing options.

For further information regarding these and other environmental matters, see Electric Environmental Matters in Note 10 and Nuclear Plant Decommissioning in
Note 2.

STRAY VOLTAGE: Various parties have sued Consumers relating to the effect of so-called stray voltage on certain livestock. In December 1997, the Michigan Supreme Court remanded for further proceedings a 1994 Michigan trial court decision that refused to allow the claims of over 200 named plaintiffs to be joined in a single action. The trial court dismissed all of the plaintiffs except the first-named plaintiff, allowing the others to re-file separate actions. Of the original plaintiffs, only 49 re-filed separate cases. All of those 49 cases have been resolved. The Michigan Supreme Court remanded the matter, finding that the proper remedy for misjoinder was not dismissal, but to automatically allow each case to go forward separately. Consumers filed a motion for reconsideration with the Michigan Supreme Court, which was denied. Consumers intends to vigorously defend these cases, but is unable to predict the outcome. As of December 31, 1997, Consumers had 12 individual stray voltage lawsuits, unrelated to the cases above, awaiting trial court action, down from 22 lawsuits as reported at year end 1996.

OTHER: In October 1997, two independent power producers sued Consumers and CMS Energy in a federal court alleging antitrust violations and economic losses due to special electric contracts signed by Consumers with large customers. The plaintiffs claim damages of $100 million (which a court can treble in antitrust cases as provided by law). The transactions of which plaintiffs complain have been regulated by, and are subject to, the jurisdiction of the MPSC. In November 1997, Consumers and CMS Energy filed a motion for summary judgement and/or for dismissal of the complaint filed by the plaintiffs. Consumers and CMS Energy believe the lawsuit is without merit and will vigorously defend against it, but cannot predict the outcome of this matter.

CONSUMERS GAS GROUP RESULTS OF OPERATIONS

GAS PRETAX OPERATING INCOME:

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
Change Compared to Prior Year                                                1997 vs 1996           1996 vs 1995
----------------------------------------------------------------------------------------------------------------

Sales                                                                                $(13)                 $  3
Gas wholesale and retail services activities                                           (9)                    7
Operations and maintenance                                                             24                    (4)
General taxes, depreciation and other                                                  (7)                   (4)
                                                                                    ----------------------------
Total increase/(decrease) in pretax operating income                                 $ (5)                 $  2
================================================================================================================

GAS DELIVERIES: System deliveries in 1997, including miscellaneous transportation, totaled 420 bcf, a decrease of 28 bcf or 6.1 percent compared to 1996. The decreased deliveries for 1997 compared to 1996 reflect warmer temperatures in 1997 and loss of an extra day for the 1996 leap year. Comparable system deliveries for 1996 totaled 448 bcf, an increase of 44 bcf or 10.8 percent compared to 1995. The increased deliveries for 1996 compared to 1995 reflect growth resulting from customer additions, conversions to natural gas from alternative fuels, continued strength in the Michigan economy and the benefit from the added leap year day in 1996.

COST OF GAS SOLD: The cost decrease for 1997 was the result of decreased sales and lower gas prices. The cost increase for 1996 was the result of increased sales.

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
Years Ended December 31                    1997         1996       Change         1996         1995       Change
----------------------------------------------------------------------------------------------------------------

                                           $694         $750         $(56)         $750        $674        $76
================================================================================================================

CONSUMERS GAS GROUP OPERATING ISSUES:

GAS RATE PROCEEDINGS: Consumers entered into a special natural gas transportation contract in response to a customer's proposal to bypass Consumers' system in favor of a competitive alternative. In 1995, the MPSC approved the contract. The MPSC stated, however, that Consumers' shareholders must bear the revenue shortfall created by the difference between the contract's discounted rate and the floor price of an MPSC-authorized gas transportation rate. In 1995, Consumers filed an appeal with the Court of Appeals claiming that the MPSC decision denies Consumers the opportunity to earn its authorized rate of return and is therefore unconstitutional. In October 1997, the Court of Appeals issued an opinion affirming the MPSC's order. Consumers has sought a rehearing of the Court of Appeals opinion. For further information on Gas Proceedings, see the Consumers Gas Group Business Outlook section of this MD&A and Note 4.

GAS COST RECOVERY MATTERS: In 1995, the MPSC issued an order favorable to Consumers' position in a $44 million contract pricing dispute (excluding interest) between Consumers and certain gas producers. The Court of Appeals upheld the MPSC order. The gas producers have now appealed to the Michigan Supreme Court. Consumers believes the MPSC order correctly concludes that the producers' theories are without merit. Consumers will vigorously oppose any claims the producers may raise, but cannot predict the outcome of this issue.

GAS ENVIRONMENTAL MATTERS: Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites, including some that formerly housed manufactured gas plant facilities. Consumers estimates its costs related to investigation and remedial action at $48 million to $98 million. This estimate is based on undiscounted 1998 costs. Any significant change in assumptions, such as remediation technique, nature and extent of contamination and regulatory requirements, could affect the estimate of investigation and remedial action costs for the sites. For further information regarding environmental matters, see Note 10 .

INDEPENDENT POWER PRODUCTION RESULTS OF OPERATIONS

PRETAX OPERATING INCOME: The improved earnings in the independent power production business demonstrates the successful strategy to search for global opportunities. Pretax operating income for 1997 increased $28 million (43 percent) from 1996. This increase primarily reflects increased operating income resulting from increased international earnings, higher electricity sales by the MCV Facility, the industry expertise service fee income earned in connection with the Loy Yang transaction in 1997, and increased earnings attributable to the Loy Yang and Jorf Lasfar projects. These increases were offset by the absence of certain 1996 nonrecurring gains, including the gain on the sale of a power purchase agreement by a partnership in which CMS Generation owns a 50 percent interest. Pretax operating income for 1996 increased $22 million from 1995, primarily reflecting nonrecurring gains and increased operating income from a refund received by the MCV Partnership. See the Capital Resources and Liquidity - Capital Expenditures, and Outlook - International Operations Outlook sections of this MD&A for further discussion of Loy Yang and Jorf Lasfar.

INDEPENDENT POWER PRODUCTION OPERATING ISSUES

Contracts to sell 11 percent of Loy Yang's capacity will expire during 1998. Although Loy Yang will make attempts to replace these contracts at comparable prices, there is no assurance that the new contracts will be at the same price. CMS Generation does not currently expect to incur significant capital costs, if any, at its power facilities to comply with current environmental regulatory standards.

OIL AND GAS EXPLORATION AND PRODUCTION RESULTS OF OPERATIONS

PRETAX OPERATING INCOME: Pretax operating income for 1997 decreased $7 million (21 percent) from 1996. This decrease is the result of lower oil and gas prices and gas production and higher operating expenses. The decrease is partially offset by a gain on the sale of CMS NOMECO's entire interest in oil and gas properties in Yemen and 33 percent higher oil production. Pretax operating income for 1996 increased $14 million from 1995, primarily due to higher oil and gas prices and volumes, partially offset by the recognition of a $10 million gain from assignment and novation of a gas supply contract recorded in the first quarter of 1995.

CMS NOMECO changed its method of accounting effective January 1, 1998 for oil and gas operations from the full cost method to the successful efforts method. CMS NOMECO believes that the successful efforts method will minimize asset write-offs caused by periodic price swings, which may not be representative of overall or long-term markets, and will allow its results of operations to be more easily compared to other oil and gas companies. Nitrotec Corporation, in which CMS Gas Transmission has an equity investment, also elected January 1, 1998 to convert from the full cost method of accounting to the successful efforts method of accounting. All prior year financial statements have been restated to conform with successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $175 million for CMS NOMECO and $15 million for CMS Gas Transmission, primarily attributable to a decrease in net plant and property and deferred tax liability of $270 million and $95 million, respectively, for CMS NOMECO and a $15 million decrease in CMS Gas Transmission's equity investment in Nitrotec Corporation. The combined effects of the changes in accounting method resulted in a decrease in net income of $24 million ($.24 per share), $16 million ($.18 per share), and $9 million ($.11 per share) for the years ended December 31, 1997, 1996 and 1995, respectively.

NATURAL GAS TRANSMISSION, STORAGE AND PROCESSING RESULTS OF OPERATIONS

PRETAX OPERATING INCOME: Similar to the independent power production business, CMS Energy's natural gas transmission, storage and processing business earnings reflect the ability to acquire and develop major pipelines worldwide. Pretax operating income for 1997 increased $10 million (59 percent). The increase primarily reflects income attributable to the Australian pipeline acquired in 1997, income attributable to domestic and international operations, an increase in the restated Nitrotec income because 1996 decreased more than 1997, and a gain on the sale of a portion of the Ames gas gathering system. These increases were partially offset by the 1996 gain resulting from the dissolution of the Moss Bluff and Grand Lacs partnerships. Pretax operating income for 1996 increased $5 million from 1995, reflecting new pipeline and storage investments, primarily TGN, the continued growth of existing projects, lower Nitrotec earnings due to the restatement, which did not effect 1995, and a gain relating to the Moss Bluff and Grand Lacs partnerships.

MARKETING, SERVICES AND TRADING RESULTS OF OPERATIONS

PRETAX OPERATING INCOME: CMS MST provides energy commodity marketing, risk management and energy management services to commercial and industrial customers throughout the United States and plans to expand operations worldwide. Pretax operating income for 1997 decreased $7 million from the 1996 period. The decrease is a result of substantially higher than expected natural gas prices that severely impacted CMS MST's ability to achieve positive margins on fixed price sales, and higher than expected start up costs. Despite the decreased earnings, CMS MST will continue to position itself for future growth in the new energy world. Gas marketed for end users totaled 243 bcf and 108 bcf for 1997 and 1996, respectively. Wholesale electric trading, a new marketing activity for CMS MST in 1997, totaled 900,000 MW. CMS MST completed over 300 energy management services projects resulting in $6 million in revenues.

MARKET RISK INFORMATION

CMS Energy is exposed to market risk including, but not limited to, changes in interest rates, currency exchange rates, and certain commodity and equity prices. Derivative instruments including, but not limited to, futures contracts, swaps, options and forward contracts may be used to manage these exposures. Derivatives are principally used as hedges and not for trading purposes. During 1997, trading activities were immaterial. In the case of hedges, management believes that any losses incurred on derivative instruments used as a hedge would be offset by the opposite movement of the underlying hedged item.

Management uses commodity futures contracts, options and swaps (which require a net cash payment for the difference between a fixed and variable price) and oil swaps to manage commodity price risk. They also use forward exchange contracts to hedge certain receivables, payables and long-term debt relating to foreign investments. Management also uses equity investments in which CMS Energy or its subsidiaries hold less than a 20 percent interest. These commodity, financial and equity instruments do not expose CMS Energy to material market risk.

INTEREST RATE RISK: Management uses a combination of fixed-rate and variable-rate debt to reduce interest rate exposure. Interest rate swaps and rate locks may be used to adjust exposure when deemed appropriate, based upon market conditions. These strategies attempt to provide and maintain the lowest cost of capital. The carrying amount of long-term debt was $ 3.3 billion at December 31, 1997 with a fair value of $3.3 billion. The fair value of CMS Energy's financial derivative instruments at December 31, 1997, with a notional amount of $1.1 billion, was $13 million, representing the amount that CMS Energy would have paid to terminate these agreements on December 31, 1997. For purposes of the new SEC disclosure requirements, CMS Energy performed a sensitivity analysis. The analysis assesses the potential loss in fair value, cash flows and earnings based upon hypothetical increases and decreases in market interest rates. A hypothetical 10 percent adverse shift in market rates in the near term would not have a material impact on CMS Energy's consolidated financial position, results of operations or cash flows as of December 31, 1997.

LIMITATIONS OF THE SENSITIVITY MODEL: Management does not believe that a sensitivity analysis alone provides an accurate or reliable method for monitoring and controlling risk. Therefore, CMS Energy and its subsidiaries rely on the experience and judgement of senior management and traders to revise strategies and adjust positions as they deem necessary. Losses in excess of the amounts determined could occur if market rates or prices exceed the 10 percent shift used for the analysis. The model assumes that the maximum exposure associated with purchased options is limited to premiums paid. The model does not take into consideration that the Trust Preferred Securities are convertible into CMS Energy Common Stock. The model assumes that conversion does not take place. If the conversion occurred, the $173 million of Trust Preferred Securities would be discharged through the issuance of 4.2 million shares of CMS Energy Common Stock. The model also does not quantify short-term exposure to hypothetically adverse price fluctuations in inventories.

For a discussion of accounting policies related to derivative transactions, see
Note 9.


CAPITAL RESOURCES AND LIQUIDITY

CASH POSITION, INVESTING AND FINANCING

CMS Energy's primary ongoing source of operating cash is dividends from subsidiaries. In 1997, Consumers paid $218 million in common dividends. In October 1997, Consumers returned $50 million of paid-in capital to CMS Energy. During 1997, Enterprises paid common dividends and other distributions of $173 million to CMS Energy. CMS Energy's consolidated operating cash requirements are further met by its operating and financing activities.

OPERATING ACTIVITIES: CMS Energy's consolidated net cash provided by operating activities is derived mainly from the sale and transportation of natural gas by Consumers; the generation, transmission, and sale of electricity by Consumers; the sale of oil and natural gas; the transportation and storage of natural gas by CMS Gas Transmission; and the production and sale of electricity by other affiliates. Consolidated cash from operations totaled $624 million and $647 million for 1997 and 1996, respectively. The $23 million decrease resulted from changes in working capital and timing differences related to cash payments, cash receipts and the recognition of revenues for routine operations, which offset an increase in net income. CMS Energy uses its operating cash primarily to expand its international businesses, to maintain and expand electric and gas systems of Consumers, to retire portions of its long-term debt and to pay dividends.

INVESTING ACTIVITIES: CMS Energy's consolidated net cash used in investing activities totaled $1.551 billion and $825 million for 1997 and 1996, respectively. The increase of $726 million primarily reflects increases in capital expenditures and investments in partnerships and unconsolidated subsidiaries during 1997. CMS Energy's 1997 expenditures for its utility and international businesses were $371 million and $1.148 billion, respectively, compared to $447 million and $416 million, respectively, during 1996.

FINANCING ACTIVITIES: CMS Energy's net cash provided by financing activities totaled $938 million and $180 million for 1997 and 1996, respectively. The increase of $758 million in net cash provided by financing activities resulted from issuing the securities listed in the table below, an increase in notes payable and the reduction in the repayment of bank loans. The retirement of bonds and other long-term debt and the retirement of preferred stock partially offset the 1997 increase.


                                                                        In Millions
-----------------------------------------------------------------------------------------------------------------
                                                        Distribution/     Principal
                           Month Issued     Maturity    Interest Rate        Amount   Use of Proceeds
-----------------------------------------------------------------------------------------------------------------
CMS ENERGY
Senior Notes                        May         2002           8.125%       $   350   Fund Loy Yang
Senior Notes                  September         2004           7.625%           180   Discharge debt
Senior Notes                   November         2000           7.375%           300   Pay down Senior Credit
                                                                                      Facilities

GTNs
  Series C                          (2)          (2)         7.7% (2)           150   General  corporate
                                                                                      purposes
  Series D                          (2)          (2)         7.3% (2)            78   General  corporate
                                                                                      purposes

Trust Preferred
  Securities (1)                   June         2027        7.75% (4)           173   General  corporate
                                                                                      purposes

Common Stock                   November          N/A     4.142 shares           152   General  corporate
                                                                            -------   purposes


                                                                              1,383
CONSUMERS
Trust Preferred
  Securities (3)              September         2027         8.20%(4)           120   Redeem preferred stock
                                                                            -------

Total                                                                        $1,503
=================================================================================================================

(1) For additional information regarding the sale of these securities see Note 7 and note (b) on the Consolidated Balance Sheets.
(2) GTNs(R)are issued from time to time with various maturities. The rate shown herein is a weighted average interest rate.
(3) For additional information regarding the sale of these securities see Note 7 and note (a) on the Consolidated Balance Sheets.
(4) Distributions are tax deductible.

In 1997, CMS Energy paid $109 million in cash dividends to holders of CMS Energy Common Stock and $10 million in cash dividends to holders of Class G Common Stock. In January 1998, the Board of Directors declared a quarterly dividend of $.30 per share on CMS Energy Common Stock and $.31 per share on Class G Common Stock, payable in February 1998.

In July 1997, the Board of Directors declared quarterly dividends of $.30 per share on CMS Energy Common Stock and $.31 per share on Class G Common Stock. CMS Energy paid these dividends in August 1997, representing an increase in the annualized dividend on CMS Energy Common Stock to $1.20 per share from the previous amount of $1.08 per share (an 11 percent increase) and an increase in the annualized dividend on Class G Common Stock to $1.24 per share from the previous dividend of $1.18 per share (a 5 percent increase).

OTHER INVESTING AND FINANCING MATTERS: At December 31, 1997, the book value per share of CMS Energy Common Stock and Class G Common Stock was $16.84 and $10.91, respectively.

As of December 31, 1997, CMS Energy could issue $241 million in deferred coupon notes, GTNs, CMS Energy Common Stock, subordinated debentures, stock purchase contracts, stock purchase units and Trust Preferred Securities under various outstanding shelf registration statements on file with the SEC.

In July 1997, CMS Energy refinanced a $450 million unsecured revolving credit facility and a $125 million term loan with the $1.125 billion Senior Credit Facilities. The Senior Credit Facilities consist of a $400 million 364-day revolving credit facility, a $600 million three-year revolving credit facility and a five-year $125 million term loan facility. Additionally, CMS Energy has unsecured lines of credit and letters of credit in an aggregate amount of $155 million. These credit facilities are available to finance working capital requirements and to pay for capital expenditures between long-term financings. At December 31, 1997, the total amount utilized under the Senior Credit Facilities was $365 million, including $60 million of contingent obligations, and under the unsecured lines of credit and letters of credit was $21 million.

CMS Energy has a bank commitment through March 1998 to enter into a $580 million credit agreement to fund investments in power projects.

In January 1998, a Delaware statutory business trust established by CMS Energy sold $180 million of certificates due January 15, 2005 in a public offering. In exchange for those proceeds, CMS Energy sold to the trust $180 million aggregate principal amount of 7 percent Extendible Tenor Rate Adjusted Securities due January 15, 2005. Net proceeds to CMS Energy from the sale totaled $176 million.

In January 1998, CMS Energy announced the commencement of an offer to exchange up to $300 million of its privately placed 7.375 percent Senior Unsecured Notes due 2000, Series A for 7.375 percent Senior Unsecured Notes due 2000, Series B that have been registered with the SEC. Other than their registration, the terms of the Series B Notes are substantially identical to the Series A (except that the Series B will not have transfer restrictions). The offer was completed in February 1998.

At December 31, 1997, Consumers had FERC authorization to: (i) issue or guarantee up to $900 million of short-term securities through 1998; (ii) issue, through November 1998, $376 million of long-term securities with maturities up to 30 years, for refinancing or refunding purposes; and (iii) guarantee, through 1999, up to $25 million in loans made by others, to residents of Michigan for the purpose of making energy-related home improvements. In January 1998, Consumers requested authorization to issue, through November 1998, an additional $500 million of long-term securities for refinancing or refunding purposes.

Consumers has an unsecured $425 million credit facility and unsecured lines of credit aggregating $120 million. These facilities are available to finance seasonal working capital requirements and to pay for capital expenditures between long-term financings. At December 31, 1997, the total available amount remaining under these facilities was $168 million.

Consumers also has in place a $500 million trade receivables sale program. At December 31, 1997, $165 million in receivables remained available for sale under the program. For further information, see Note 5.

CMS Energy and its subsidiaries must redeem or retire $1.7 billion of long-term debt over the three-year period ending December 2000. In addition, at December 31, 1997, Consumers had a recorded liability to the DOE of $111 million, which Consumers must pay upon the first delivery of spent nuclear fuel to the DOE. Current federal law originally scheduled delivery of the fuel to occur in 1998 (see Note 2). Consumers plans to refinance $850 million of its long-term debt during 1998 and will continue to evaluate capital markets as a source of financing further debt retirements. In early 1998, Consumers called for the March 1998 redemption of $57 million aggregate principal amount of its 7.5 percent First Mortgage Bonds due 2001 and $62 million aggregate principal amount of its 7.5 percent First Mortgage Bonds due 2002.

In early 1998, Consumers issued $250 million of senior notes due February 1, 2008, at an interest rate of 6.375 percent. The senior notes are secured by a series of Consumers' First Mortgage Bonds, issued contemporaneously in a similar amount. Proceeds from the sale were added to the general funds of Consumers and applied to the payment, at maturity, of $248 million aggregate principal amount of Consumers' 8.75 percent First Mortgage Bonds due February 15, 1998.

The following discussions in Capital Expenditures and Outlook contain forward-looking statements. See the Forward-Looking Information section of this MD&A for some important factors that could cause actual results or outcomes to differ materially from those discussed herein.

CAPITAL EXPENDITURES

In September 1997, a joint venture of affiliates of CMS Generation and ABB Energy Ventures, Inc. collectively invested $395 million for their equity contribution in the Jorf Lasfar project company. Equity bridge loans from private banks provided the funds for their equity investment. CMS Energy guaranteed CMS Generation's 50 percent share of the $395 million borrowing that funded the equity contribution. A consortium of governmental, multilateral and private financial institutions provided an estimated additional $920 million of non-recourse debt financing. Jorf Lasfar is a $1.5 billion privatization and expansion project. CMS Energy anticipates that reinvested cash from operations, estimated at $191 million, will provide the balance of the financing needed for Jorf Lasfar.

In the second quarter of 1997, a consortium comprising subsidiaries of CMS Generation, among others, financed, through a consortium of banks, seventy-seven percent of the consortium's $3.7 billion payment to the Australian State of Victoria government for the Loy Yang acquisition. This financing occurred on a non-recourse basis to CMS Energy and CMS Generation. CMS Generation holds a 50 percent interest in the Loy Yang consortium.

In December 1997, the State of Sergipe, Brazil selected a group consisting of CMS Energy affiliates and CFLCL, to acquire, in a privatization, an 86 percent interest in the Energipe electric distribution utility. By prior agreement, CMS Electric & Gas acquired 39 percent of the equity securities of CFLCL for $180 million, which funded CFLCL's investment in Energipe. CMS Electric & Gas may increase its ownership interest in CFLCL during the first half of 1998.

Looking forward, CMS Energy estimates that capital expenditures, including new lease commitments and investments in partnerships and unconsolidated subsidiaries, will total $3.7 billion over the next three years. Cash generated by operations is expected to satisfy a substantial portion of these capital expenditures. Nevertheless, CMS Energy will continue to evaluate capital markets in 1998 as a potential source of financing its subsidiaries' investing activities. CMS Energy estimates capital expenditures by business segment over the next three years as follows:


                                                                                                        In Millions
-------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                                   1998              1999               2000
-------------------------------------------------------------------------------------------------------------------

Consumers electric operations (a) (b)                                  $   320           $   265            $   255
Consumers gas operations (a)                                               115               115                115
Independent power production                                               368               469                400
Oil and gas exploration and production                                     110               160                175
Natural gas transmission and storage                                       210                61                100
International energy distribution                                          142               125                100
Marketing, services and trading                                             70                25                 30
                                                                      ---------------------------------------------

                                                                        $1,335            $1,220             $1,175
===================================================================================================================

(a) These amounts include an attributed portion of Consumers' anticipated capital expenditures for plant and equipment common to both the electric and gas utility businesses.

(b) These amounts do not include preliminary estimates for capital expenditures possibly required to comply with recently revised national air quality standards under the Clean Air Act. For further information see Electric Utility Operating Issues - Electric Environmental Matters above and Note 10.

CMS Energy currently plans investments from 1998 to 2000: (i) for oil and gas exploration and production operations, primarily in North and South America, offshore West Africa and North Africa; (ii) for independent power production operations to pursue acquisitions and development of electric generating plants in the United States, Latin America, Asia, Australia, the Pacific Rim region, North Africa and the Middle East; (iii) to continue development of non-utility natural gas storage, gathering and pipeline operations of CMS Gas Transmission, both domestic and international; (iv) to acquire, develop and expand international energy distribution businesses; and (v) to provide gas, electric, oil and coal marketing, risk management and energy management services throughout the United States and eventually worldwide.

These estimates are prepared for planning purposes and are subject to revision.


OUTLOOK

As the deregulation and privatization of the energy industry takes place in the United States and internationally, CMS Energy has positioned itself to be a leading international energy infrastructure company developing and operating energy facilities and providing energy services in all major world growth markets. CMS Energy provides a complete range of international energy expertise from well-head to burner-tip. Beyond 1997 it will continue to grow its businesses by finding opportunities to invest in additional energy infrastructures and to capitalize on being a major, full-service energy company. CMS Energy will increase its involvement in energy projects by pursuing opportunities in oil and gas exploration and development projects, natural gas pipelines and storage facilities, power generation, and electric and gas distribution systems around the world. In addition, CMS Energy will focus more on marketing energy services and trading to take advantage of continued growth opportunities in both the domestic and international markets.

INTERNATIONAL OPERATIONS OUTLOOK

CMS Energy will continue to grow internationally by investing in multiple projects in each country as well as by developing synergistic projects across its lines of business. CMS Energy believes these integrated projects will create more opportunities and greater value than individual investments. Also, CMS Energy will achieve this growth through strategic partnering where appropriate.

To improve the efficiency and focus of its international energy businesses, CMS Energy will separate its development efforts from the operations of its assets. CMS Energy plans to conduct its development efforts from offices in four regions of the world: Dearborn, Michigan for The Americas - Northern Hemisphere; Buenos Aires for The Americas - Southern Hemisphere; London for Africa, Europe and the Middle East; and Singapore for Southeast Asia and Australia.

CMS Energy's development efforts will focus on countries where there are multiple investment opportunities across its businesses, high energy growth expectations, defined legal and regulatory structures, and economic policies that support private investment. CMS Energy will continue to create value by using the extensive knowledge and experience it has gained in the United States over the past century, to gain competitive positions in these countries.

CMS Energy structures its investments to minimize operational and financial risks. These risks are mitigated when operating internationally by working with local partners, utilizing multi-lateral financing institutions, procuring political risk insurance and hedging foreign currency exposure where appropriate.

ELECTRIC BUSINESS OUTLOOK

GROWTH: Consumers expects average annual growth of two and one-half percent per year in electric system deliveries over the next five years, based on the present industry and regulatory configuration in Michigan. Abnormal weather, changing economic conditions, or the developing competitive market for electricity may affect actual electric sales in future periods.

RESTRUCTURING: Consumers' electric retail service is affected by competition. To meet the challenge of competition, Consumers entered into multi-year contracts with some of its largest industrial customers to serve certain facilities. The MPSC has approved these contracts as part of its phased introduction to competition. Certain customers have the option to terminate their contracts early.

FERC Orders 888 and 889, as amended, require utilities to provide direct access to the interstate transmission grid for wholesale transactions. Consumers and Detroit Edison disagree on the effect of the orders on the Michigan Electric Power Coordination Center pool. Consumers proposes to maintain the benefits of the pool, while Detroit Edison has given notice of early termination. Consumers expects FERC to rule on this issue in 1998.

In June 1997 the MPSC issued an order proposing that beginning January 1, 1998 Consumers would have to transmit and distribute energy on behalf of competing power suppliers to serve retail customers. The order states that by January 1, 2002, all customers would be free to choose (that is, have direct access to) their own power suppliers.

Under the June 1997 order, the MPSC would allow utilities to recover prudently incurred Transition Costs through a charge to all direct-access customers until the end of the transition period in 2007.

Subsequent to the June 1997 order, the MPSC issued orders in October 1997 and early in 1998. Ultimately, the MPSC allowed Consumers: (i) to recover Transition Costs of $1.755 billion through a charge to all direct-access customers until the end of the transition period in 2007, subject to an adjustment through a true-up mechanism; (ii) to commence the phase-in of direct access in March 1998; and (iii) to suspend the power supply cost recovery clause. The orders also confirm the MPSC's belief that Securitization may be a beneficial mechanism for recovery of Transition Costs while recognizing that Securitization requires state legislation to occur. Consumers believes that the Transition Cost surcharge will apply to all customers beginning in 2002. A separate charge to direct-access customers after MPSC review and verification would also recover prudent costs of implementing a direct-access program estimated at an additional $200 million. Nuclear decommissioning costs will also continue to be collected through a separate surcharge to all customers. Consumers expects Michigan legislative consideration of the entire subject of electric industry restructuring in 1998. To be acceptable to Consumers, the legislation would have to provide for full recovery of Transition Costs. Consumers expects the legislature to review all of the policy choices made by the MPSC during the restructuring proceedings to assure that they are in accord with those that the legislature believes should be paramount. For further information regarding restructuring, see Note 4.

APPLICATION OF SFAS 71: Consumers applies the utility accounting standard, SFAS 71, that recognizes the economic effects of rate regulation and, accordingly, has recorded regulatory assets and liabilities related to the generation, transmission and distribution operations of its business in its financial statements. Consumers believes that the generation segment of its business is still subject to rate regulation based upon its present obligation to continue providing generation service to its customers, and the lack of definitive deregulation orders. If rate recovery of generation-related costs becomes unlikely or uncertain, whether due to competition or regulatory action, this accounting standard may no longer apply to the generation segment of Consumers' business. Such a change could result in either full recovery of generation-related regulatory assets (net of related regulatory liabilities) or a loss, depending on whether Consumers' regulators adopt a transition mechanism for the recovery of all or a portion of these net regulatory assets. According to recently published Emerging Issues Task Force Issue 97-4, Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statements No. 71 and 101, Consumers can continue to carry its generation-related regulatory assets or liabilities for the part of the business being deregulated if deregulatory legislation or an MPSC rate order allows the collection of cash flows from its regulated transmission and distribution customers to recover these specific costs or settle obligations. Consumers believes that even if it was to discontinue application of SFAS 71 for the generation segment of its business, its regulatory assets, including those related to generation, are probable of future recovery from the regulated portion of the business. At December 31, 1997, Consumers had $277 million of generation- related net regulatory assets recorded on its balance sheet, and a net investment in generation facilities of $1.4 billion included in electric plant and property. For further information regarding this issue, see Electric Business Outlook Restructuring, above.

CONSUMERS GAS GROUP BUSINESS OUTLOOK

GROWTH: Consumers currently anticipates gas deliveries (excluding transportation to the MCV Facility and off-system deliveries) to grow at an average annual rate of between one and two percent over the next five years based primarily on a steadily growing customer base. Abnormal weather, alternative energy prices, changes in competitive conditions, and the level of natural gas consumption may affect actual gas deliveries in future periods. Consumers is also offering a variety of energy-related services to its customers focused upon appliance maintenance, home safety, and home security.

RESTRUCTURING In December 1997, the MPSC approved Consumers' application to implement a statewide, three-year experimental gas transportation pilot program, eventually allowing 300,000 residential, commercial and industrial retail gas sales customers to choose their gas supplier. The program is voluntary for natural gas customers. Customers choosing to remain as sales customers of Consumers will not see a rate change in their natural gas rates.
To minimize the risk of exposure to higher gas costs, Consumers currently has contracts in place at known prices covering a portion of its requirements through the year 2000. ABATE, the Attorney General and other parties filed claims of appeal of the MPSC's order with the Court of Appeals. For further information, see Note 4 .

APPLICATION OF SFAS 71: Based on a regulated utility accounting standard, SFAS 71, Consumers may defer certain costs to the future and record regulatory assets, based on the recoverability of those costs through the MPSC's approval. Consumers has evaluated its regulatory assets related to its gas business, and believes that sufficient regulatory assurance exists to provide for the recovery of these deferred costs.


OTHER MATTERS

NEW ACCOUNTING STANDARDS

In 1997, the FASB issued SFAS 130, Reporting Comprehensive Income, and SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Each of these standards requires expanded disclosures effective for 1998. Also in 1997, the Emerging Issues Task Force published Issue 97-4, Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statements No. 71 and 101, and Issue 97-13, Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation. The consensus reached in Issue 97-4 allows a company to maintain regulatory assets and liabilities for part of a business that is being deregulated if deregulatory legislation or a commission rate order allows the collection of regulated cash flows to recover costs or settle obligations. The regulated portion of a business maintains these regulatory assets and liabilities until they are collected or settled, they are impaired, or until the regulated portion of the business becomes deregulated. The consensus reached in Issue 97-13 requires a company to expense the cost of business process reengineering activities as incurred, and requires a company to write off previously capitalized costs as a cumulative effect adjustment in 1997. CMS Energy was not affected by the requirements of this consensus. In addition, CMS Energy does not expect the application of the other statements to materially affect its financial position, liquidity or results of operations.

COMPUTER MODIFICATIONS FOR YEAR 2000

CMS Energy and its subsidiaries use software and related technologies throughout its businesses that the year 2000 date change will affect and, if uncorrected, could cause CMS Energy, among other things, to issue inaccurate bills, report inaccurate data, or incur plant outages. In 1995, CMS Energy began modification of its computer software systems by dividing programs requiring modification between critical and noncritical programs. All necessary program modifications are expected to be completed by the year 2000. CMS Energy devoted significant internal and external resources to these modifications. It will expense anticipated spending for these modifications as incurred, while capitalizing and amortizing the costs for new software over the software's useful life. CMS Energy does not expect that the cost of these modifications will materially affect its financial position, liquidity or results of operations.

FOREIGN CURRENCY TRANSLATION:

CMS Energy adjusts common stockholders' equity to reflect foreign currency translation adjustments for the operation of long-term investments in foreign countries. As of December 31, 1997 the foreign currency translation adjustment was $96 million relating primarily to the U.S. and Australian Dollar exchange rate fluctuations related to Loy Yang. CMS Energy currently believes that the Australian economy is stable and does not expect currency exchange rate fluctuations over the long term to materially adversely affect CMS Energy's financial position, liquidity or results of operations.


FORWARD-LOOKING INFORMATION

Forward-looking information is included throughout this report. This report also describes material contingencies in the Notes to Consolidated Financial Statements and should be read accordingly.

Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing domestic and foreign governmental policies and regulatory actions (including those of FERC and the MPSC) with respect to rates, proposed electric and natural gas industries restructuring, change in industry and rate structure, operation of a nuclear power facility, acquisition and disposal of assets and facilities, operation and construction of plant facilities, operation and construction of natural gas pipeline and storage facilities, recovery of the cost of purchased power or natural gas, decommissioning costs, and present or prospective wholesale and retail competition, among other important factors. The business and profitability of CMS Energy are also influenced by economic and geographic factors, including political and economic risks (particularly those associated with international development and operations, including currency fluctuation), changes in environmental laws and policies, weather conditions, competition for retail and wholesale customers, pricing and transportation of commodities, market demand for energy, inflation or deflation, capital market conditions, unanticipated development project delays or changes in project costs, and the ability to secure agreement in pending negotiations, among other important factors. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond the control of CMS Energy.

CONSOLIDATED STATEMENTS OF INCOME                                                          CMS ENERGY CORPORATION
                                                                            In Millions, Except Per Share Amounts
Years Ended December 31                                                            1997*       1996*        1995*
-----------------------------------------------------------------------------------------------------------------
OPERATING REVENUE        Electric utility                                       $  2,515      $2,446       $2,277
                         Gas utility                                               1,204       1,282        1,195
                         Independent power production                                168         140           96
                         Oil and gas exploration and production                       93         130          108
                         Natural gas transmission, storage and processing             96          53           25
                         Marketing, services and trading                             692         258          171
                         Other                                                        13          15           18
                                                                                ---------------------------------

                                                                                   4,781       4,324        3,890
-----------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES       Operation
                           Fuel for electric generation                              319         312          285
                           Purchased power - related parties                         599         589          491
                           Purchased and interchange power                           243         202          196
                           Cost of gas sold                                        1,311         997          824
                           Other                                                     741         742          705
                                                                                ---------------------------------

                                                                                   3,213       2,842        2,501
                         Maintenance                                                 174         178          186
                         Depreciation, depletion and amortization                    467         427          400
                         General taxes                                               211         201          195
                                                                                ---------------------------------

                                                                                   4,065       3,648        3,282
-----------------------------------------------------------------------------------------------------------------
PRETAX OPERATING         Electric utility                                            432         411          372
INCOME (LOSS)            Gas utility                                                 153         158          156
                         Independent power production                                 96          68           46
                         Oil and gas exploration and production                       26          33           19
                         Natural gas transmission, storage and processing             27          17           12
                         Marketing, services and trading                              (5)          2            2
                         Other                                                       (13)        (13)           1
                                                                                ---------------------------------

                                                                                     716         676          608
-----------------------------------------------------------------------------------------------------------------
OTHER INCOME             Accretion income (Note 2)                                     8          10           11
(DEDUCTIONS)             Accretion expense (Note 2)                                  (17)        (22)         (31)
                         Other, net                                                   (3)          1           10
                                                                                ---------------------------------

                                                                                     (12)        (11)         (10)
-----------------------------------------------------------------------------------------------------------------
FIXED CHARGES            Interest on long-term debt                                  273         230          224
                         Other interest                                               49          43           42
                         Capitalized interest                                        (13)         (5)          (4)
                         Preferred dividends                                          25          28           28
                         Trust Preferred Securities distributions (Note 7)            18           8            -
                                                                                ---------------------------------
                                                                                     352         304          290
-----------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                           352         361          308

INCOME TAXES                                                                         108         137          113
                                                                                ---------------------------------

CONSOLIDATED NET INCOME                                                         $    244      $  224       $  195
=================================================================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCKS         CMS ENERGY                     $    229      $  210       $  192
                                                 CLASS G                        $     15      $   14       $    3
=================================================================================================================
BASIC EARNINGS PER AVERAGE COMMON SHARE          CMS ENERGY                     $   2.39      $ 2.27       $ 2.16
  (NOTE 8)                                       CLASS G                        $   1.84      $ 1.82       $  .38
=================================================================================================================
DILUTED EARNINGS PER AVERAGE COMMON SHARE        CMS ENERGY                     $   2.37      $ 2.26       $ 2.16
  (NOTE 8)                                       CLASS G                        $   1.84      $ 1.82       $  .38
=================================================================================================================
DIVIDENDS DECLARED PER COMMON SHARE              CMS ENERGY                     $   1.14      $ 1.02       $  .90
                                                 CLASS G                        $   1.21      $ 1.15       $  .56
=================================================================================================================

*RESTATED, SEE NOTE 2.
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                                           CMS ENERGY CORPORATION

                                                                                                           In Millions

Years Ended December 31                                                                     1997*      1996*     1995*
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM       Consolidated net income                                            $   244    $   224    $   195
OPERATING ACTIVITIES   Adjustments to reconcile net income to net cash
                         provided by operating activities
                           Depreciation, depletion and amortization (includes nuclear
                            decommissioning of $50, $49 and $51, respectively)               467        427        400
                           Capital lease and debt discount amortization                       44         41         61
                           Deferred income taxes and investment tax credit                    24         45         70
                           Accretion expense (Note 2)                                         17         22         31
                           Accretion income - abandoned Midland project (Note 2)              (8)       (10)       (11)
                           Undistributed earnings of related parties                         (58)       (55)       (53)
                           Power purchases (Note 3)                                          (62)        63        137
                           Other                                                              (9)        27          2
                           Changes in other assets and liabilities (Note 12)                 (35)       (11)        82
                                                                                --------------------------------------

                           Net cash provided by operating activities                         624        647        640
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM       Capital expenditures (excludes capital lease additions of
INVESTING ACTIVITIES  $11, $31 and $31, respectively and DSM) (Note 12)                     (678)       643        508
                      Investments in partnerships and unconsolidated subsidiaries           (830)      (163)      (242)
                      Investments in nuclear decommissioning trust funds                     (50)       (49)       (51)
                      Cost to retire property, net                                           (28)       (31)       (41)
                      Other                                                                  (14)         8        (14)
                      Acquisition of companies, net of cash acquired                           -        (20)      (146)
                      Deferred demand-side management costs                                    -         (6)        (9)
                      Proceeds from sale of property                                          49         79         22
                                                                                --------------------------------------

                           Net cash used in investing activities                          (1,551)      (825)      (989)
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM       Proceeds from bank loans, notes and bonds                            1,214        433        348
FINANCING ACTIVITIES  Proceeds from Trust Preferred Securities                               286         97          -
                      Issuance of Common Stock                                               224         95        160
                      Increase (decrease) in notes payable, net                               49         (8)         2
                      Retirement of bonds and other long-term debt                          (521)       (37)       (44)
                      Retirement of preferred stock                                         (120)         -          -
                      Payment of Common Stock dividends                                     (119)      (103)       (84)
                      Payment of capital lease obligations                                   (44)       (40)       (37)
                      Repayment of bank loans                                                (29)      (256)       (18)
                      Retirement of Common Stock                                              (2)        (1)        (1)
                                                                                --------------------------------------

                           Net cash provided by financing activities                         938        180        326
----------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS                                11          2        (23)

                      Cash and temporary cash investments
                           Beginning of year                                                  58         56         79
                                                                                --------------------------------------

                           End of year                                                   $    69    $    58    $    56
======================================================================================================================

*RESTATED, SEE NOTE 2.
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED BALANCE SHEETS                                                                 CMS ENERGY CORPORATION

ASSETS                                                                                                 In Millions

December 31                                                                            1997*                 1996*
------------------------------------------------------------------------------------------------------------------

PLANT AND PROPERTY       Electric                                                    $ 6,491               $ 6,333
(AT COST)                Gas                                                           2,528                 2,337
                         Oil and gas properties (successful efforts method)            1,237                 1,133
                         Other                                                           168                    94
                                                                                ----------------------------------
                                                                                      10,424                 9,897
                         Less accumulated depreciation, depletion
                          and amortization (Note 2)                                    5,541                 5,111
                                                                                ----------------------------------
                                                                                       4,883                 4,786
                         Construction work-in-progress                                   261                   243
                                                                                ----------------------------------

                                                                                       5,144                 5,029
------------------------------------------------------------------------------------------------------------------

INVESTMENTS              Independent power production                                    792                   317
                         Natural gas transmission, storage and processing                241                   225
                         International energy distribution                               255                    64
                         First Midland Limited Partnership (Notes 3 and 22)              242                   232
                         Midland Cogeneration Venture Limited
                          Partnership (Notes 3 and 22)                                   171                   134
                         Other                                                            45                    21
                                                                                ----------------------------------
                                                                                       1,746                   993
------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS           Cash and temporary cash investments at cost, which
                          approximates market                                             69                    58
                         Accounts receivable and accrued revenue, less allowances
                          of $7 in 1997 and $10 in 1996 (Note 5)                         495                   380
                         Inventories at average cost
                           Gas in underground storage                                    197                   186
                           Materials and supplies                                         87                    88
                           Generating plant fuel stock                                    35                    30
                         Deferred income taxes (Note 13)                                  38                    48
                         Prepayments and other                                           235                   230
                                                                                ----------------------------------

                                                                                       1,156                 1,020
------------------------------------------------------------------------------------------------------------------

NON-CURRENT ASSETS       Nuclear decommissioning trust funds (Note 2)                    486                   386
                         Postretirement benefits (Note 16)                               404                   435
                         Abandoned Midland project                                        93                   113
                         Other                                                           479                   387
                                                                                ----------------------------------

                                                                                       1,462                 1,321
                                                                                ----------------------------------

TOTAL ASSETS                                                                         $ 9,508               $ 8,363
==================================================================================================================

*RESTATED, SEE NOTE 2.

                                                                                            CMS ENERGY CORPORATION

STOCKHOLDERS' INVESTMENT AND LIABILITIES                                                               In Millions

December 31                                                                            1997*                 1996*
------------------------------------------------------------------------------------------------------------------
CAPITALIZATION           Common stockholders' equity                                 $ 1,787               $ 1,536
                         Preferred stock of subsidiary                                   238                   356
                         Company-obligated mandatorily redeemable
                          Trust Preferred Securities of:
                           Consumers Power Company Financing I (a)                       100                   100
                           Consumers Energy Company Financing II (a)                     120                     -
                         Company-obligated convertible Trust Preferred Securities of
                           CMS Energy Trust I (b)                                        173                     -
                         Long-term debt (Note 6)                                       3,272                 2,842
                         Non-current portion of capital leases (Note 17)                  75                   103
                                                                                ----------------------------------

                                                                                       5,765                 4,937
------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES      Current portion of long-term debt and capital leases            643                   409
                         Notes payable                                                   382                   333
                         Accounts payable                                                398                   348
                         Accrued taxes                                                   272                   262
                         Accounts payable - related parties                               80                    63
                         Accrued interest                                                 51                    47
                         Power purchases (Note 3)                                         47                    47
                         Accrued refunds                                                  12                     8
                         Other                                                           190                   206
                                                                                ----------------------------------

                                                                                       2,075                 1,723
------------------------------------------------------------------------------------------------------------------


NON-CURRENT LIABILITIES  Deferred income taxes (Note 13)                                 648                   612
                         Postretirement benefits (Note 16)                               514                   521
                         Deferred investment tax credit                                  151                   161
                         Power purchases (Note 3)                                        133                   178
                         Regulatory liabilities for income taxes,
                          net (Notes 13 and 20)                                           54                    66
                         Other                                                           168                   165
                                                                                ----------------------------------

                                                                                       1,668                 1,703
                                                                                ----------------------------------

Commitments and Contingencies (Notes 2, 3, 4, 10, 11 and 17)


TOTAL STOCKHOLDERS' INVESTMENT AND LIABILITIES                                       $ 9,508               $ 8,363
==================================================================================================================

(a) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36 percent subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20 percent subordinated deferrable interest notes due 2027 from Consumers. For further discussion, see Note 7 to the Consolidated Financial Statements.

(b) As described in Note 7, the primary asset of CMS Energy Trust I is $178 million principal amount of 7.75 percent convertible subordinated debentures due 2027 from CMS Energy.

*RESTATED, SEE NOTE 2.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF PREFERRED STOCK                                                   CMS ENERGY CORPORATION


                                                        Optional
                                                      Redemption             Number of Shares         In Millions
December 31                                 Series         Price             1997        1996        1997     1996
------------------------------------------------------------------------------------------------------------------
CONSUMERS' PREFERRED STOCK
     Cumulative, $100 par value,
     authorized 7,500,000 shares,
     with no mandatory redemption            $4.16       $103.25           68,451      68,451       $   7    $   7
                                              4.50        110.00          373,148     373,148          37       37
                                              7.45        101.00                -     379,549           -       38
                                              7.68        101.00                -     207,565           -       20
                                              7.72        101.00                -     289,642           -       29
                                              7.76        102.21                -     308,072           -       31

CONSUMERS' CLASS A PREFERRED STOCK
     Cumulative, no par value,
     authorized 16,000,000 shares,
     with no mandatory redemption (a)         2.08         25.00        8,000,000   8,000,000         194      194
                                                                                                    --------------

TOTAL PREFERRED STOCK                                                                               $ 238    $ 356
==================================================================================================================

(a)  Redeemable beginning April 1, 1999.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY                                     CMS ENERGY CORPORATION


                                                             Number of Shares, In Thousands           In Millions
Years Ended December 31                      1997        1996        1995           1997        1996         1995
-----------------------------------------------------------------------------------------------------------------
COMMON STOCK
  At beginning and end of period                                                $      1     $     1     $      1
-----------------------------------------------------------------------------------------------------------------

OTHER PAID-IN CAPITAL - CMS ENERGY
  At beginning of period                   94,813      91,594      86,535          1,916       1,827        1,701
  Common Stock reacquired                     (54)        (32)        (21)            (2)         (1)          (1)
  Common Stock issued                       6,031       3,248       5,039            217          90          126
  Common Stock reissued                         2           3          41              -           -            1
                                       --------------------------------------------------------------------------

    At end of period                      100,792      94,813      91,594          2,131       1,916        1,827
-----------------------------------------------------------------------------------------------------------------

OTHER PAID-IN CAPITAL - CLASS G
  At beginning of period                    7,877       7,619           -            129         124            -
  Common Stock reacquired                      (1)          -           -              -           -            -
  Common Stock issued                         343         258       7,619              7           5          124
                                       --------------------------------------------------------------------------

    At end of period                        8,219       7,877       7,619            136         129          124
-----------------------------------------------------------------------------------------------------------------

REVALUATION CAPITAL
  At beginning of period                                                              (6)         (8)           -
  Change in unrealized investment-
   gain (loss)                                                                         -           2           (8)
                                                                                ---------------------------------

    At end of period                                                                  (6)         (6)          (8)
-----------------------------------------------------------------------------------------------------------------

FOREIGN CURRENCY TRANSLATION
  At beginning of period                                                               -           -            -
  Change in foreign currency translation                                             (96)          -            -
                                                                                ---------------------------------

    At end of period                                                                 (96)          -            -
-----------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS (DEFICIT)
  At beginning of period*                                                           (504)       (625)        (736)
  Consolidated net income*                                                           244         224          195
  Common Stock dividends declared:
    CMS Energy                                                                      (109)        (94)         (80)
    Class G                                                                          (10)         (9)          (4)
                                                                                ---------------------------------

    At end of period*                                                               (379)       (504)        (625)
                                                                                ---------------------------------

TOTAL COMMON STOCKHOLDERS' EQUITY*                                              $  1,787     $ 1,536       $1,319
=================================================================================================================

*RESTATED, SEE NOTE 2.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                             CMS ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (AS RESTATED)

1:   CORPORATE STRUCTURE

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: acquisition, development and operation of independent power production facilities; oil and gas exploration and production; storage, transmission and processing of natural gas; energy marketing, services and trading; and international energy distribution.


2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

BASIS OF PRESENTATION: The consolidated financial statements include CMS Energy, Consumers and Enterprises and their majority owned subsidiaries. The financial statements are prepared in conformity with generally accepted accounting principles and use management's estimates where appropriate. CMS Energy uses the equity method of accounting for investments in companies and partnerships where it has more than a 20 percent but less than a majority ownership interest and includes these results in operating income. For the years ended December 31, 1997, 1996 and 1995, undistributed equity earnings were $58 million, $55 million and $53 million, respectively.

ACCRETION INCOME AND EXPENSE: In 1991, the MPSC ordered that Consumers could recover a portion of its abandoned Midland investment over a 10-year period, but did not allow Consumers to earn a return on that amount. Consumers reduced the recoverable investment to the present value of the future recoveries. During the recovery period, Consumers adjusts the unrecovered asset to its present value. It reflects this adjustment as accretion income. Conversely, Consumers recorded a loss in 1992 for the present value of its estimated future underrecoveries of power costs resulting from purchases from the MCV Partnership (see Note 3). It now recognizes accretion expense annually to reflect the time value of money on the recorded loss.

GAS INVENTORY: Consumers uses the weighted average cost method for valuing working gas inventory. It records cushion gas, which is gas stored to maintain reservoir pressure for recovery of working gas, in the appropriate gas utility plant account. Consumers stores gas inventory in its underground storage facilities.

CHANGE IN METHOD OF ACCOUNTING FOR INVESTMENTS IN OIL AND GAS PROPERTIES: CMS NOMECO elected effective January 1, 1998 to convert from the full cost method to the successful efforts method of accounting for its investments in oil and gas properties. CMS NOMECO believes this accounting change will more accurately present the results of its exploration and development activities and minimize asset write-offs caused by periodic price swings which may not be representative of overall or long-term markets. In addition, the Financial Accounting Standards Board has stated a preference for the use of successful efforts accounting. Nitrotec Corporation, in which CMS Gas Transmission has an equity investment, also elected effective January 1, 1998 to convert from the full cost method of accounting to the successful efforts method of accounting. Accordingly, all prior year financial statements have been restated to conform with successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $175 million for CMS NOMECO and $15 million for CMS Gas Transmission, primarily attributable to a decrease in net plant and property and deferred tax liability of $270 million and $95 million, respectively, for CMS NOMECO and a $15 million decrease in CMS Gas Transmission's equity investment in Nitrotec Corporation. The combined effects of the changes in accounting method resulted in decreases to net income of $24 million ($.24 per share), $16 million ($.18 per share) and $9 million ($.11 per share) for the years ended December 31, 1997, 1996 and 1995, respectively.

MAINTENANCE, DEPRECIATION AND DEPLETION: Consumers charges property repairs and minor property replacements to maintenance expense. Depreciable property retired or sold, plus cost of removal (net of salvage credits), is charged to accumulated depreciation. Consumers bases depreciation provisions for utility plant on straight-line and units-of-production rates approved by the MPSC. The composite depreciation rate for electric utility property was 3.6 percent for 1997 and 3.5 percent for 1996 and 1995. The composite rate for gas utility plant was 4.1 percent for 1997, 4.2 percent for 1996 and 4.3 percent for 1995. The composite rate for other plant and property was 8.2 percent for 1997, 5.5 percent for 1996 and 4.9 percent for 1995.

CMS NOMECO follows the successful efforts method of accounting for its investments in oil and gas properties. CMS NOMECO capitalizes the costs of property acquisitions, successful exploratory wells, all development costs, and support equipment and facilities when incurred. It expenses unsuccessful exploratory wells when they are determined to be non-productive. CMS NOMECO also charges to expense production costs, overhead, and all exploration costs other than exploratory drilling as incurred. Depreciation, depletion and amortization of proved oil and gas properties is determined on a field-by-field basis using the unit-of-production method over the life of the remaining proved reserves.

Other non-utility depreciable property is amortized over its estimated useful life; gains and losses are recognized at the time of sale.

NUCLEAR FUEL COST: Consumers amortizes nuclear fuel cost to fuel expense based on the quantity of heat produced for electric generation. Interest on leased nuclear fuel is expensed as incurred. Under current federal law, as confirmed by court decision, the DOE must begin accepting deliveries of spent nuclear fuel by January 31, 1998 for disposal, even if a permanent repository is not then operational. Utilities and their customers have been prepaying the costs of DOE transport and disposal through fees based on electric generation by their nuclear plants. For fuel used after April 6, 1983, Consumers charges disposal costs to nuclear fuel expense, recovers them through electric rates and remits to the DOE quarterly. Consumers elected to defer payment for disposal of spent nuclear fuel burned before April 7, 1983 until it delivers the first of its spent fuel to the DOE. At December 31, 1997, Consumers had a recorded liability to the DOE of $111 million, including interest, which is payable upon the first delivery of spent nuclear fuel to the DOE. Consumers recovered through electric rates the amount of this liability, excluding a portion of interest. In January 1997, in response to the DOE's declaration in December 1996 that it would not begin to accept spent nuclear fuel deliveries in 1998, Consumers and other utilities filed suit in federal court. The utilities sought a declaration relieving them of their obligation to remit their quarterly fee payments to the DOE and authorizing them to escrow any related fees collected from their customers, unless and until the DOE begins to accept spent nuclear fuel. The utilities also sought an order requiring the DOE to develop a program to begin acceptance of spent nuclear fuel by January 31, 1998. A decision was issued by the court in late 1997 affirming the DOE's duty to take delivery of spent fuel, but was not specific as to the relief available for failure of the DOE to comply. Consumers is considering its options.

Also in 1997, federal legislation was reintroduced to clarify the timing of the DOE's obligation to accept spent nuclear fuel and to direct the DOE to establish an integrated spent fuel management system that includes designing and constructing an interim storage facility in Nevada.

NUCLEAR PLANT DECOMMISSIONING: Consumers collected $50 million in 1997 from its electric customers for the future decommissioning of its two nuclear plants. In April 1996, Consumers received a decommissioning order from the MPSC that estimated decommissioning costs for Big Rock and Palisades to be $330 million and $573 million (in 1997 dollars), respectively. The estimated decommissioning costs increased from previous estimates principally due to the unavailability of low- and high-level radioactive waste disposal facilities. Amounts collected from electric retail customers and deposited in trusts (including trust earnings) are credited to accumulated depreciation. To meet NRC decommissioning requirements, Consumers prepared site-specific decommissioning cost estimates for Big Rock and Palisades, assuming that each plant site will eventually be restored to conform with the adjacent landscape, and that all contaminated equipment will be disassembled and disposed of in a licensed burial facility. The April 1996 MPSC Order also requires Consumers to file updated site-specific decommissioning cost estimates for Big Rock and Palisades by March 31, 1998. The Big Rock estimate will reflect the early shut-down and the switch from the safe storage option to immediate dismantlement because of the reopening of the South Carolina Barnwell radioactive waste disposal facility. After retirement of Palisades, Consumers plans to maintain the facility in protective storage if radioactive waste disposal facilities are not available. As a result, Consumers will incur most of the Palisades decommissioning costs after the plant's NRC operating license expires. When the Palisades' NRC license expires in 2007, the trust funds are currently estimated to have accumulated $686 million. Consumers estimates that at the time Palisades is fully decommissioned in the year 2046, the trust funds will have provided $2.1 billion, including trust earnings, over this decommissioning period. Consumers will determine if the current decommissioning surcharge will be sufficient to provide for decommissioning of its nuclear plants during the first quarter of 1998, after the revised decommissioning cost estimates are computed for Palisades and Big Rock. At December 31, 1997, Consumers had an investment in nuclear decommissioning trust funds of $486 million, spent $23 million for the decommissioning of Big Rock and withdrew $17 million from the Big Rock nuclear decommissioning trust fund.

While decommissioning Big Rock, Consumers found that some areas of the plant have coatings that contain both metals and polychlorinated biphenyls. Consumers does not believe that any facility in the United States currently accepts the radioactive portion of that waste. The cost of removal and disposal is currently unknown. These costs would constitute part of the cost to decommission the plant, and will be paid from the decommissioning fund. Consumers is studying the extent of the contamination and reviewing options.


RECLASSIFICATIONS: CMS Energy has reclassified certain prior year amounts for comparative purposes. These reclassifications did not affect consolidated net income for the years presented. Additionally, CMS Energy has restated all prior year earnings per share amounts to reflect the adoption of SFAS 128, Earnings Per Share, for comparative purposes.

RELATED-PARTY TRANSACTIONS: In 1997, 1996 and 1995, Consumers purchased $51 million, $50 million and $53 million, respectively, of electric generating capacity and energy from affiliates of Enterprises. Affiliates of CMS Energy sold, stored and transported natural gas and provided other services to the MCV Partnership totaling $21 million, $17 million and $26 million for 1997, 1996 and 1995, respectively. For additional discussion of related-party transactions with the MCV Partnership and the FMLP, see Notes 3 and 22. Other related-party transactions are immaterial.

REVENUE AND FUEL COSTS: Consumers accrues revenue for electricity and gas used by its customers but not billed at the end of an accounting period. Consumers accrues or reduces revenue for any underrecovery or overrecovery of electric power supply costs and natural gas costs by establishing a corresponding asset or liability until it bills or refunds these differences to customers following an MPSC order.

UTILITY REGULATION: Consumers accounts for the effects of regulation based on a regulated utility accounting standard (SFAS 71). As a result, the actions of regulators affect when revenues, expenses, assets and liabilities are recognized. If all or a separable portion of Consumers' operations becomes no longer subject to the provisions of utility regulation, a write-off of related regulatory assets and liabilities would be required, unless some form of transition cost recovery continues through rates established and collected for Consumers' remaining operations. In addition, Consumers would be required to determine any impairment to the carrying costs of deregulated plant and inventory assets. For further discussion, see Electric Business Outlook and Consumers Gas Group Business Outlook - Application of SFAS 71, in the MD&A and
Note 20.

OTHER: For significant accounting policies regarding cash equivalents, see Note 12; for income taxes, see Note 13; for executive incentive compensation, see
Note 15; and for pensions and other postretirement benefits, see Note 16.


3:   THE MIDLAND COGENERATION VENTURE

The MCV Partnership, which leases and operates the MCV Facility, contracted to sell electricity to Consumers for a 35-year period beginning in 1990 and to supply electricity and steam to The Dow Chemical Company. Consumers, through two wholly owned subsidiaries, holds the following assets related to the MCV Partnership and MCV Facility: (i) CMS Midland owns a 49 percent general partnership interest in the MCV Partnership; and (ii) CMS Holdings holds, through FMLP, a 35 percent lessor interest in the MCV Facility.

SUMMARIZED STATEMENTS OF INCOME FOR CMS MIDLAND AND CMS HOLDINGS (UNAUDITED):

                                                  In Millions
-------------------------------------------------------------
Years Ended December 31             1997       1996      1995
-------------------------------------------------------------

Pretax operating income             $46        $40        $35
Income taxes and other               14         11         10
-------------------------------------------------------------

Net income                          $32        $29        $25
=============================================================

POWER PURCHASES FROM THE MCV PARTNERSHIP: After September 2007, pursuant to the terms of the PPA and related undertakings, Consumers will only be required to pay the MCV Partnership the capacity charge and energy charge amounts authorized for recovery from electric customers by the MPSC. Prior to then, pursuant to MPSC orders issued to date, Consumers recovered in 1997 approximately 90 percent of the total capacity charge and energy charge amounts being billed by the MCV Partnership and paid to the MCV Partnership by Consumers. Currently, Consumers' annual obligation to purchase capacity from the MCV Partnership is 1,240 MW through the termination of the PPA in 2025. The PPA provides that Consumers is to pay the MCV Partnership a minimum levelized average capacity charge of 3.77 cents per kWh, a fixed energy charge, and a variable energy charge based primarily on Consumers' average cost of coal consumed. Consumers is recovering capacity charges averaging 3.62 cents per kWh for 915 MW of capacity, the fixed energy charge, and the prescribed energy charges associated with the scheduled deliveries within certain hourly availability limits, whether or not those deliveries are scheduled on an economic basis. Beginning January 1, 1996, the MPSC also permitted Consumers to recover an average capacity charge of 2.86 cents per kWh for the remaining 325 MW of MCV Facility capacity. The approved average capacity charge increased to
3.62 cents per kWh for 109 MW by January 1, 1997. The recoverable portion of the capacity charge for the last 216 MW of the 325 MW increases each year until it reaches 3.62 cents per kWh in 2004. It remains at this ceiling rate through the end of the PPA term.

Consumers recognized a loss in 1992 for the present value of the estimated future underrecoveries of power costs under the PPA. At December 31, 1997 and 1996, the after-tax present value of the PPA liability totaled $117 million and $147 million, respectively. The reduction in the liability since December 31, 1996 reflects after-tax cash underrecoveries of $41 million, partially offset by after-tax accretion expense of $11 million. The undiscounted after-tax amount associated with the liability totaled $188 million at December 31, 1997. The after-tax cash underrecoveries are currently based on the assumption that the MCV Facility will be available to generate electricity 91.5 percent of the time over its expected life. For 1997 the MCV Facility was available 99 percent of the time, resulting in $13 million over anticipated after-tax cash underrecoveries. Consumers believes it will continue to experience after-tax cash underrecoveries associated with the PPA in amounts as those shown below.

                                                                                                    In Millions
---------------------------------------------------------------------------------------------------------------
                                                         1998         1999         2000         2001       2002
---------------------------------------------------------------------------------------------------------------
Estimated cash underrecoveries, net of tax               $ 23         $ 22         $ 21         $ 20       $ 19
===============================================================================================================

Consumers bases the above estimated underrecoveries, in part, on an estimate of the future availability of the MCV Facility. If the MCV Facility operates at levels above management's estimate over the remainder of the PPA, Consumers will need to recognize losses for future underrecoveries larger than amounts previously recorded. Therefore, Consumers would experience larger amounts of cash underrecoveries than originally anticipated. Management will continue to evaluate the adequacy of the accrued liability considering actual MCV Facility operations.

In early 1998, the MCV Partnership filed a claim of appeal from the January 1998 MPSC order in the electric utility industry restructuring. On the same day, the MCV Partnership filed suit in the U.S. District Court seeking a declaration that the MPSC's failure to provide Consumers and the MCV Partnership a certain source of recovery of capacity payments after 2007 deprived the MCV Partnership of its rights under the Public Utilities Regulatory Policies Act of 1978. The MCV Partnership is seeking to prohibit the MPSC from implementing portions of the order.

PSCR MATTERS RELATED TO POWER PURCHASES FROM THE MCV PARTNERSHIP: As part of a 1995 decision in the 1993 PSCR reconciliation case, the MPSC disallowed a portion of the costs related to purchases from the MCV Partnership and instead assumed recovery of those costs from wholesale customers. Consumers believed this was contrary to the terms of an earlier 1993 settlement order and appealed. The MCV Partnership and ABATE also filed separate appeals of this order. In November 1996, the Court of Appeals affirmed the MPSC's 1995 decision. The MCV Partnership filed an application for leave to appeal with the Michigan Supreme Court which was denied in January 1998.

4:   RATE MATTERS

ELECTRIC PROCEEDINGS: In 1996, the MPSC issued a final order that authorized Consumers to recover costs associated with the purchase of the additional 325 MW of MCV Facility capacity (see Note 3) and to accelerate recovery of its nuclear plant investment by increasing prospective annual nuclear plant depreciation expense by $18 million, with a corresponding decrease in fossil-fueled generating plant depreciation expense. It also established an experimental direct-access program. Customers having a maximum demand of at least 2 MW are eligible to purchase generation services directly from any eligible third-party power supplier and Consumers would transmit the power for a fee. The program is limited to 650 MW of load, of which existing special contracts represent 410 MW. New special contracts or direct- access load may fill 140 MW of the 650 MW block. The remaining 100 MW will be available solely to direct-access customers for at least 18 months. In April 1997, a lottery was held to select the customers to purchase 100 MW by direct access. Direct access for a portion of this 100 MW began during the fourth quarter of 1997.

In May 1997, the MPSC authorized Consumers to collect $17 million from electric customers through a one-time surcharge pertaining to the 1994 PSCR reconciliation. In September 1997, the MPSC further authorized Consumers to collect $13 million from electric customers through a one-time surcharge pertaining to the 1995 PSCR reconciliation.

In January 1998, the Court of Appeals ruled that the MPSC has statutory authority to authorize an experimental electric retail wheeling program. By its terms, no retail wheeling has yet occurred pursuant to that program. Consumers filed with the Michigan Supreme Court seeking leave to appeal that ruling.

For information on other orders, see the Electric Restructuring section below.

ELECTRIC RESTRUCTURING: As part of ongoing proceedings relating to the restructuring of the electric utility industry in Michigan, in June 1997 the MPSC issued an order proposing that beginning January 1, 1998 Consumers would have to transmit and distribute energy on behalf of competing power suppliers to serve retail customers. The order states that by January 1, 2002, all customers would be free to choose (that is, have direct access to) their own power suppliers.

Under the June 1997 order, the MPSC would allow utilities to recover prudently incurred Transition Costs through a charge to all direct-access customers until the end of the transition period in 2007. Further proceedings, as ordered by the MPSC, took place to address other features of the direct-access programs being considered, including proposals to "true up" Transition Cost charges for changes in sales and market prices of power purchase capacity to the extent they are different from estimates used for calculating Transition Costs. The June order is subject to a claim of appeal filed with the Court of Appeals which questions whether the MPSC has the statutory authority to mandate restructuring on an involuntary basis. In October 1997, the MPSC issued a series of additional orders relating to its electric industry restructuring proceedings. The orders primarily addressed issues involving the design of retail direct-access tariffs, the true-up mechanism in connection with the recovery of Transition Costs, suspension of the power supply cost recovery clause and freezing of power supply costs, and performance-based rate-making.

In January 1998 the MPSC clarified the October 1997 orders on a basis generally consistent with the June 1997 order. The January 1998 order: i) defers the commencement of the phase-in of direct access to begin in March 1998; ii) attempts to clarify the true-up mechanism to be used in connection with the recovery of Transition Costs; iii) confirms implementation of a suspension of the power supply cost recovery clause; and iv) confirms the MPSC's belief that Securitization may be a beneficial mechanism for recovery of Transition Costs while recognizing that Securitization requires state legislation to occur. Consumers expects Michigan legislative consideration of the entire subject of electric industry restructuring in 1998. To be acceptable to Consumers, the legislation would have to provide for full recovery of Transition Costs. Consumers expects the legislature to review all of the policy choices made by the MPSC during the restructuring proceedings to assure that they are in accord with those that the legislature believes should be paramount.

The January 1998 order further estimated a Transition Cost for Consumers at $1.755 billion which is generally consistent with the amount proposed by Consumers. Consumers will recover this cost through a surcharge to direct-access customers through 2007. Consumers believes that this surcharge will apply to all customers beginning in 2002. The surcharge is subject to adjustment through a true-up mechanism to assure that Transition Costs actually incurred are collected. A separate charge to direct-access customers after MPSC review and verification would also recover prudent costs of implementing a direct-access program estimated at an additional $200 million. Nuclear decommissioning costs will also continue to be collected through a separate surcharge to all customers.

Subsequent to the January order, the MPSC issued an order addressing Consumers', among others, motions for clarification of the January order. This order results in: i) a suspension of the PSCR in a manner proposed by Consumers; ii) a termination of the 1998 PSCR plan case; and iii) the establishing of a permanent PSCR/base rate freeze charge in the 1997 PSCR reconciliation proceeding. For further information see Electric Business Outlook - Application of SFAS 71 in the MD&A.

GAS RESTRUCTURING: In December 1997, the MPSC approved Consumers' application to implement a statewide experimental gas transportation pilot program. Consumers' expanded experimental program will extend over a three-year period, eventually allowing 300,000 residential, commercial and industrial retail gas sales customers to choose their gas supplier. The program is voluntary for natural gas customers. Participating customers will be selected on a first-come, first-served basis, up to a limit of 100,000 customers on April 1, 1998. Up to 100,000 more customers will be added on April 1 of each of the next two years. Customers choosing to remain as sales customers of Consumers will not see a rate change in their natural gas rates. The order allowing the implementation of this program: (i) suspends Consumers' gas cost recovery clause, effective April 1, 1998 for a three-year period, establishing a gas commodity cost at a fixed rate of $2.84 per mcf; (ii) establishes an earnings sharing mechanism that will provide for refunds to customers if Consumers' earnings during the three year term of the program exceed certain pre-determined levels; and (iii) establishes a gas transportation code of conduct that addresses concerns about the relationship between Consumers and marketers, including its affiliated marketers. This experimental program will allow competing gas suppliers, including marketers and brokers, to market natural gas to a large number of retail customers in direct competition with Consumers. In 1998, the Attorney General, ABATE and other parties filed claims of appeal regarding the program with the Court of Appeals. To minimize the risk of exposure to higher gas costs, Consumers currently has contracts in place at known prices covering 50 percent of its 1998 requirements, 25 percent of its 1999 requirements and 15 percent of its 2000 requirements. Additional forward coverage is currently under review and will be firmed up during the next few months. For further information see Consumers Gas Group Business Outlook Application of SFAS 71 in the MD&A.

GAS PROCEEDINGS: In 1995, the MPSC issued an order regarding a $44 million (excluding interest) gas supply contract pricing dispute between Consumers and certain gas producers. The order stated that Consumers was not obligated to seek prior approval of market-based pricing changes that Consumers implemented under the contracts in question. The Court of Appeals upheld the MPSC order. The producers sought leave to appeal with the Michigan Supreme Court. Their request is still pending. Consumers believes the MPSC order correctly concludes that the producers' theories are without merit and will vigorously oppose any claims they may raise, but cannot predict the outcome of this issue.

Resolution of the issues discussed in this Note is not expected to materially affect CMS Energy's financial position, liquidity or results of operations.


5:  SHORT-TERM FINANCINGS

At December 31, 1997, Consumers had FERC authorization to: (i) issue or guarantee up to $900 million of short-term securities through 1998; (ii) issue, through November 1998, $376 million of long-term securities with maturities up to 30 years, for refinancing or refunding purposes; and (iii) guarantee, through 1999, up to $25 million in loans made by others, to residents of Michigan for the purpose of making energy-related home improvements. In January 1998, Consumers requested authorization to issue, through November 1998, an additional $500 million of long-term securities for refinancing or refunding purposes.

Consumers has an unsecured $425 million credit facility and unsecured lines of credit aggregating $120 million. These facilities are available to finance seasonal working capital requirements and to pay for capital expenditures between long-term financings. At December 31, 1997, a total of $377 million was outstanding at a weighted average interest rate of 6.5 percent, compared with $333 million outstanding at December 31, 1996, at a weighted average interest rate of 6.3 percent.

Consumers also has in place a $500 million trade receivables sale program. At December 31, 1997 and 1996, receivables sold under the program totaled $335 million and $318 million, respectively. Accounts receivable and accrued revenue in the Consolidated Balance Sheets have been reduced to reflect receivables sold.

6:   LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                                      In Millions
-----------------------------------------------------------------------------------------------------------------
December 31                                 Maturing/Expiring          Interest Rate            1997         1996
-----------------------------------------------------------------------------------------------------------------
First Mortgage Bonds                             1997 to 2023          6.0% to 8.875%         $1,255       $1,305
Long-Term Bank Debt                                      1999                    6.4%(a)         400          400
Senior Unsecured Notes                           2000 to 2004                   7.75%(a)         830            -
Senior Deferred Coupon Notes                             1997           9.5% and 9.875%            -          347
Senior Credit Facilities                         1998 to 2002                    7.2%(a)         305            -
General Term Notes(TM)
  Series A to D                                  1998 to 2004                    7.7%(a)         509          353
Pollution Control Revenue Bonds                  2000 to 2018                    5.1%(a)         131          131
Term Loan Agreement:
  CMS Energy                                             2002                    7.2%(a)           -          125
  CMS Generation                                         2001                    7.4%(a)          91          107
Revolving Line of Credit                                 2003                    6.5%(a)         124          122
Unsecured Revolving Credit Facility                      1997                    6.8%(a)           -          120
Nuclear Fuel Disposal                                     (b)                    5.1%            111          106
Bank Loans and Other                             1997 to 2009                    8.7%(a)         134          105
                                                                                              -------------------

Principal Amount Outstanding                                                                   3,890        3,221
Current Amounts                                                                                 (609)        (370)
Net Unamortized Discount                                                                          (9)          (9)
                                                                                              -------------------

Total Long-Term Debt                                                                          $3,272       $2,842
=================================================================================================================

(a) Represents the weighted average interest rate at December 31, 1997.
(b) Due date uncertain (see Note 2).

The scheduled maturities of long-term debt and improvement fund obligations are as follows: $609 million in 1998, $466 million in 1999, $662 million in 2000, $192 million in 2001 and $759 million in 2002.

CMS ENERGY

In July 1997, CMS Energy refinanced a $450 million unsecured revolving credit facility and a $125 million term loan with the $1.125 billion Senior Credit Facilities. The Senior Credit Facilities consist of a $400 million 364-day revolving credit facility, a $600 million three-year revolving credit facility and a five-year $125 million term loan facility. Additionally, CMS Energy has unsecured lines of credit and letters of credit in an aggregate amount of $155 million. At December 31, 1997, the total amount utilized under the Senior Credit Facilities was $365 million, including $60 million of contingent obligations, and under the unsecured lines of credit and letters of credit was $21 million.

In January 1998, a Delaware statutory business trust established by CMS Energy sold $180 million of certificates due January 15, 2005 in a public offering. In exchange for those proceeds, CMS Energy sold to the trust $180 million aggregate principal amount of 7 percent Extendible Tenor Rate Adjusted Securities due January 15, 2005. Net proceeds to CMS Energy from the sale totaled $176 million.

In January 1998, CMS Energy announced the commencement of an offer to exchange up to $300 million of its 7.375 percent Senior Unsecured Notes due 2000, Series A for 7.375 percent Senior Unsecured Notes due 2000, Series B that have been registered with the SEC. Other than their registration, the terms of the Series B Notes are substantially similar to the Series A(except that the Series B will not have transfer restrictions). The offer was completed in early 1998.

CONSUMERS

FIRST MORTGAGE BONDS: Consumers secures its first mortgage bonds by a mortgage and lien on substantially all of its property. Consumers' ability to issue and sell securities is restricted by certain provisions in its First Mortgage Bond Indenture, its Articles of Incorporation and the need for regulatory approvals to meet appropriate federal law.

In early 1998, Consumers called for the March 1998 redemption of $57 million aggregate principal amount of its 7.5 percent First Mortgage Bonds due in 2001 and $62 million aggregate principal amount of its 7.5 percent First Mortgage Bonds due in 2002.

In early 1998, Consumers issued $250 million of senior notes due February 1, 2008, at an interest rate of 6.375 percent. The senior notes are secured by a series of Consumers' First Mortgage Bonds, issued contemporaneously in a similar amount. Proceeds from the sale were added to the general funds of Consumers and applied to the payment, at maturity, of $248 million aggregate principal amount of Consumers' 8.75 percent First Mortgage Bonds due February 15, 1998.

LONG-TERM BANK DEBT: Consumers has a $400 million unsecured, variable rate, long-term loan.

In January 1998, two agreements to guarantee interest rates for the issuance of future long-term debt were executed. The first anticipatory debt agreement is for $250 million at 5.5 percent which expires February 10, 1998, and the second agreement is for $200 million at 5.8 percent with an expiration of March 16, 1998.

OTHER: Consumers' long-term pollution control revenue bonds are secured by irrevocable letters of credit or First Mortgage Bonds.

CMS NOMECO

CMS NOMECO has a $225 million revolving credit facility that converts to term loans maturing from March 1999 through March 2003.

CMS GENERATION

In January 1998, CMS Generation refinanced a $110 million, five-year term loan with a loan provided by CMS Capital Corp., a subsidiary of Enterprises.

7:   CAPITALIZATION

CMS ENERGY

The authorized capital stock of CMS Energy consists of 250 million shares of CMS Energy Common Stock, 60 million shares of Class G Common Stock, and 10 million shares of CMS Energy Preferred Stock.

In 1996, CMS Energy received net proceeds of $95 million from the issuance of CMS Energy and Class G Common Stock. The issuance of 2.1 million of those shares completed the amount remaining on a February 15, 1995 shelf-registration filing with the SEC that covered the issuance of up to $200 million of securities. CMS Energy used the proceeds from the sale for general corporate purposes.

In May 1997, CMS Energy and affiliated business trusts filed a shelf-registration statement with the SEC to issue and sell up to $300 million of CMS Energy Common Stock, subordinated debentures, stock purchase contracts, stock purchase units and preferred securities. In June 1997, 3.45 million units of 7.75 percent tax deductible Trust Preferred Securities were issued and sold through CMS Energy Trust I, a wholly owned business trust consolidated with CMS Energy. Net proceeds from the sale totaled $170 million. CMS Energy formed the trust for the sole purpose of issuing tax deductible Trust Preferred Securities. Its primary asset is approximately $178 million principal amount of 7.75 percent subordinated debentures issued by CMS Energy, which mature in 2027. These tax deductible Trust Preferred Securities are convertible into CMS Energy Common Stock at a rate equivalent to a conversion price of $40.80 per share of CMS Energy Common Stock. CMS Energy used proceeds of the subordinated debentures for general corporate purposes including repayment of debt, capital expenditures, investment in subsidiaries and working capital. CMS Energy's obligations under the subordinated debentures, the indenture through which CMS Energy issued the subordinated debentures, the declaration of trust and the CMS Energy guarantee provide, in the aggregate, a full irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. For additional information, see note (b) on the Consolidated Balance Sheets.

In November 1997, CMS Energy received net proceeds of $152 million from the issuance of 4.142 million shares of CMS Energy Common Stock. The issuance of those shares completed the amount remaining on the May 1997 shelf-registration with the SEC. Proceeds from the sale were used for general corporate purposes.

OTHER: Under its most restrictive borrowing arrangement at December 31, 1997, none of CMS Energy's consolidated net income was restricted for payment of common dividends. CMS Energy could pay $339 million in common dividends under its most restrictive debt covenant.

CONSUMERS

In 1996, 4 million shares of 8.36 percent Trust Preferred Securities were issued and sold through Consumers Power Company Financing I, a wholly owned business trust consolidated with Consumers. Net proceeds from the sale totaled $97 million. In September 1997, 4.8 million shares of 8.20 percent Trust Preferred Securities were issued and sold through Consumers Energy Company Financing II, a wholly owned business trust consolidated with Consumers. Net proceeds from the sale totaled $116 million. Consumers formed both trusts for the sole purpose of issuing the tax deductible Trust Preferred Securities. Consumers' obligations with respect to the Trust Preferred Securities under the notes, under the indenture through which Consumers issued the notes, under Consumers' guarantee of the Trust

Preferred Securities, and under the declaration by the trusts, taken together, constitute a full and unconditional guarantee by Consumers of the trusts' obligations under the Trust Preferred Securities. For additional information, see Note (a) on the Consolidated Balance Sheets.

In September 1997, the proceeds from the 8.20 percent Trust Preferred Securities were used by Consumers to redeem all outstanding shares of its $7.45, $7.68, $7.72 and $7.76 preferred stock for $120 million.

Under the provisions of its Articles of Incorporation at December 31, 1997, Consumers had $280 million of unrestricted retained earnings available to pay common dividends. In October 1997, Consumers returned $50 million of paid-in capital to CMS Energy.


8:   EARNINGS PER SHARE AND DIVIDENDS

EPS attributable to Common Stock for 1997 and 1996 reflect the performance of the Consumers Gas Group. Earnings per share attributable to Common Stock for the year ended December 31, 1995 reflect the performance of the Consumers Gas Group since initial issuance of Class G Common Stock during the third quarter of 1995. The Class G Common Stock has participated in earnings and dividends from its original issue date in July 1995. The allocation of earnings attributable to each class of common stock and the related amounts per share are computed by considering the weighted average number of shares outstanding.

Earnings attributable to the Outstanding Shares are equal to Consumers Gas Group net income multiplied by a fraction; the numerator is the weighted average number of Outstanding Shares during the period and the denominator is the weighted average number of Outstanding Shares and retained interest shares, shares not held by the holders of the Outstanding Shares, during the period. The earnings attributable to Class G Common Stock on a per share basis for 1997 and 1996 are based on 24.50 percent and 23.79 percent, respectively, of the income of Consumers Gas Group. The earnings attributable to Class G Common Stock on a per share basis, for the year ended December 31, 1995, are based on 23.45 percent of the income of the Consumers Gas Group since the initial issuance.

COMPUTATION OF EARNINGS PER SHARE:

                                                                              In Millions, Except Per Share Amounts
                                                                  Actual       Actual        Actual       Pro Forma
Years Ended December 31                                            1997*        1996*         1995*           1995*
-------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO BASIC AND DILUTED EPS
Consolidated Net Income                                            $ 244        $ 224         $ 195           $ 195
                                                                   ================================================
Net Income Attributable to Common Stocks:
 CMS Energy - Basic EPS                                            $ 229        $ 210         $ 192           $ 180
      Add conversion of 7.75% Trust
        Preferred Securities (net of tax)                              5            -             -               -
                                                                   ------------------------------------------------

 CMS Energy - Diluted EPS                                          $ 234        $ 210         $ 192           $ 180
                                                                   ================================================
 Class G:
   Basic and Diluted EPS                                           $  15        $  14         $   3           $  15
                                                                   ================================================

AVERAGE COMMON SHARES OUTSTANDING
  APPLICABLE TO BASIC AND DILUTED EPS
  CMS Energy:
     Average Shares - Basic                                         96.1         92.5          88.8            88.8
       Add conversion of 7.75% Trust
         Preferred Securities                                        2.3            -             -               -
       Options-Treasury Shares                                       0.3          0.2           0.2             0.2
                                                                   ------------------------------------------------

     Average Shares - Diluted                                       98.7         92.7          89.0            89.0
                                                                   ================================================
  Class G:
     Average Shares
       Basic and Diluted                                             8.0          7.7           7.5             7.5
                                                                   ================================================

EARNINGS PER AVERAGE COMMON SHARE
  CMS Energy:
      Basic                                                        $2.39        $2.27         $2.16           $2.03
      Diluted                                                      $2.37        $2.26         $2.16           $2.03
  Class G:
      Basic and Diluted                                            $1.84        $1.82         $ .38           $1.93
===================================================================================================================

* Restated, see Note 2.

Pro forma data for the year ended December 31, 1995 gives effect to the issuance and sale of 7.52 million shares of Class G Common Stock (representing 23.50 percent of the equity attributable to Consumers Gas Group) as if it occurred on January 1, 1995.

Holders of Class G Common Stock have no direct rights in the equity or assets of Consumers Gas Group, but rather have rights in the equity and assets of CMS Energy as a whole. In the sole discretion of the Board of Directors, CMS Energy may pay dividends exclusively to the holders of Class G Common Stock, exclusively to the holders of CMS Energy Common Stock, or to the holders of both classes in equal or unequal amounts. The Board of Directors has stated its intention to declare and pay dividends on the CMS Energy Common Stock based primarily on the earnings and financial condition of CMS Energy.

Dividends on Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of Consumers Gas Group, and to a lesser extent, CMS Energy as a whole.

In February and May 1997, CMS Energy paid dividends of $.27 per share on CMS Energy Common Stock and $.295 per share on Class G Common Stock. In August and November 1997, CMS Energy paid dividends of $.30 per share on CMS Energy Common Stock and $.31 per share on Class G Common Stock. In January 1998, the Board of Directors declared a quarterly dividend of $.30 per share on Energy Common Stock and $.31 per share on Class G Common Stock, which were paid in February 1998.


9:   RISK MANAGEMENT ACTIVITIES AND DERIVATIVES TRANSACTIONS

CMS Energy and its subsidiaries use a variety of derivative instruments (derivatives), including futures contracts, swaps, options and forward contracts, to manage exposure to fluctuations in commodity prices, interest rates and foreign exchange rates. To qualify for hedge accounting, derivatives must meet the following criteria: (i) the item to be hedged exposes the enterprise to price, interest or exchange rate risk; and (ii) the derivative reduces that exposure and is designated as a hedge.

Derivative instruments contain credit risk if the counterparties, including financial institutions and energy marketers, fail to perform under the agreements. CMS Energy minimizes such risk by performing financial credit reviews using, among other things, publicly available credit ratings of such counterparties. The risk of nonperformance by the counterparties is considered remote.

COMMODITY PRICE HEDGES: CMS Energy accounts for its commodity price derivatives as hedges, as defined above, and as such, defers any changes in market value and gains and losses resulting from settlements until the hedged transaction is complete. If there was a loss of correlation between the changes in (i) the market value of the commodity price contracts and (ii) the market price ultimately received for the hedged item, and the impact was material, the open commodity price contracts would be marked to market and gains and losses would be recognized in the income statement currently.

CMS NOMECO periodically enters into oil and gas price hedging arrangements to mitigate its exposure to price fluctuations on the sale of crude oil and natural gas. As of December 31, 1996, CMS NOMECO had 1997 commodity price contracts on
13.8 bcf of gas at prices ranging from $1.92 to $2.80 per MMBtu and on 2 million barrels of oil at prices ranging from $19.50 to $22.90 per barrel. During 1997, CMS NOMECO made net payments of $6 million for settlement of 1997 contracts on
14.1 bcf of gas and 2 million barrels of oil.

CMS NOMECO also has one arrangement which is used to fix the prices that CMS NOMECO will pay to supply gas for the years 2001 through 2006 by purchasing the economic equivalent of 10,000 MMBtu per day at a fixed price, escalating at 8 percent per year thereafter, starting at $2.82 per MMBtu in 2001. The settlement periods are each a one-year period ending December 31, 2001 through 2006 on 3.65 million MMBtu. If the floating price, essentially the then-current Gulf Coast spot price, for a period is higher than the fixed price, the seller pays CMS NOMECO the difference, and vice versa. If a party's exposure at any time exceeds $5 million, that party is required to obtain a letter of credit in favor of the other party for the excess over $5 million and up to $10 million. Accordingly, at December 31, 1997, a letter of credit was not required by either party to the agreement. As of December 31, 1997, the fair value of this contract reflected a payment due from CMS NOMECO of $13 million.

CMS MST uses natural gas futures contracts, options and swaps (which require a net cash payment for the difference between a fixed and variable price).

INTEREST RATES HEDGES: CMS Energy and some of its subsidiaries enter into interest rate swap agreements to exchange variable rate interest payment obligations to fixed rate obligations without exchanging the underlying notional amounts. These agreements convert variable rate debt to fixed rate debt to reduce the impact of interest rate fluctuations. The notional amounts parallel the underlying debt levels and are used to measure interest to be paid or received and do not represent the exposure to credit loss. The notional amount of CMS Energy's and its subsidiaries' interest rate swaps was $1.1 billion at December 31, 1997. The difference between the amounts paid and received under the swaps is accrued and recorded as an adjustment to interest expense over the life of the hedged agreement.

FOREIGN EXCHANGE HEDGES: CMS Energy uses forward exchange contracts to hedge certain receivables, payables, and long-term debt relating to foreign investments. The purpose of CMS Energy's foreign currency hedging activities is to protect the company from the risk that U.S. dollar net cash flows resulting from sales to foreign customers and purchases from foreign suppliers and the repayment of non-U.S. dollar borrowings may be adversely affected by changes in exchange rates. These contracts do not subject CMS Energy to risk from exchange rate movements because gains and losses on such contracts offset losses and gains, respectively, on assets and liabilities being hedged. The notional amount of the outstanding foreign exchange contracts was $50 million at December 31, 1997.


10:   COMMITMENTS, CONTINGENCIES AND OTHER

ELECTRIC ENVIRONMENTAL MATTERS: The Clean Air Act limits emissions of sulfur dioxide and nitrogen oxides and requires emissions monitoring. Consumers' coal-fueled electric generating units burn low-sulfur coal and are currently operating at or near the sulfur dioxide emission limits that will be effective in the year 2000. During the past few years, in order to comply with the Act, Consumers incurred capital expenditures totaling $46 million to install equipment at certain generating units. Consumers estimates capital expenditures for in-process and proposed modifications at other coal-fueled units to be an additional $30 million by the year 2000. Management believes that these expenditures will not materially affect Consumers' annual operating costs.

Consumers currently operates within all Clean Air Act requirements and meets current ozone and particulate emission limits. The Act requires the EPA to review, periodically, the effectiveness of the national air quality standards in preventing adverse health affects. The EPA recently revised these standards. The revisions may further limit small particulate and ozone related emissions. Consumers supports the bipartisan effort in the U.S. Congress to delay implementation of the revised standards until the relationship between the new standards and health improvements is established scientifically.

In October 1997, pursuant to recommendations from the Ozone Transport Assessment Group and the requests of several Northeastern states, the EPA proposed that the State of Michigan impose additional nitrogen oxide limits on fossil-fueled emitters, such as Consumers' generating units. The limits are an effort to reduce statewide nitrogen oxide emissions by 32 percent, as early as 2002. The State of Michigan will have one year to review and challenge the proposed recommendations, and one year after that to implement final requirements. It is unlikely that the State of Michigan will establish Consumers' nitrogen oxide emissions reduction target until mid-to-late 1999. Until this state-mandated target is known, the estimated cost of compliance is subject to significant revision.

The preliminary estimate of capital costs to reduce nitrogen oxide related emissions for Consumers' fossil- fueled generating units is approximately $175 million, plus an additional amount totaling $10 million per year for 20 years for operation and maintenance costs. Consumers may need an equivalent amount to comply with the new small particulate standards. The State of Michigan objected to the extent of the proposed EPA emission reductions. If the State of Michigan's position were to be adopted by the EPA, costs could be less than the current estimated amounts.

Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites. Nevertheless, it believes that these costs are properly recoverable in rates under current ratemaking policies.

Consumers is a so-called potentially responsible party at several contaminated sites administered under Superfund. Superfund liability is joint and several; along with Consumers, many other creditworthy, potentially responsible parties with substantial assets cooperate with respect to the individual sites. Based upon past negotiations, Consumers estimates that its share of the total liability for the known Superfund sites will be between $3 million and $9 million. At December 31, 1997, Consumers has accrued $3 million for its estimated Superfund liability.

GAS ENVIRONMENTAL MATTERS: Under the Michigan Natural Resources and Environmental Protection Act, Consumers expects that it will ultimately incur investigation and remedial action costs at a number of sites, including some 23 sites that formerly housed manufactured gas plant facilities, even those in which it has a partial or no current ownership interest. In 1998 Consumers plans to study indoor air issues at residences on some sites and ground water impacts or surface soil impacts at other sites. On sites where the company has received site-wide study plan approvals, it will continue to implement these plans. It will also work toward closure of environmental issues at sites as studies are completed. Data available to Consumers and its continued internal review have resulted in an estimate for all costs related to investigation and remedial action for all 23 sites of between $48 million and $98 million. These estimates are based on undiscounted 1998 costs. At December 31, 1997, Consumers has accrued a liability of $48 million and has established a regulatory asset for approximately the same amount. Any significant change in assumptions, such as remediation technique, nature and extent of contamination, and legal and regulatory requirements, could affect the estimate of remedial action costs for the sites. According to an MPSC rate order issued in 1996, Consumers will defer and amortize, over a period of ten years, environmental clean-up costs above the amount currently being recovered in rates. Rate recognition of amortization expense will not begin until after a prudence review in a general rate case. The order authorizes current recovery of $1 million annually. Consumers is continuing discussions with certain insurance companies regarding coverage for some or all of the costs that it may incur for these sites.

CAPITAL EXPENDITURES: CMS Energy estimates capital expenditures, including investments in unconsolidated subsidiaries and new lease commitments, of $1.335 billion for 1998, $1.220 billion for 1999 and $1.175 billion for 2000. For further information regarding capital expenditures, see Capital Resources and Liquidity - Capital Expenditures in the MD&A.

COMMITMENTS FOR COAL AND GAS SUPPLIES: Consumers entered into coal supply contracts with various suppliers for its coal-fired generating stations. These contracts have expiration dates that range from 1998 to 2004. Consumers contracts for 50 - 75 percent of its annual coal requirements totaling $250 million in 1997 (56 percent was under long-term contracts). Consumers supplements its long-term contracts with spot-market purchases to fulfill its coal needs.

Consumers entered into gas supply contracts and transportation contracts with various suppliers for its natural gas business. These contracts have expiration dates that range from 1998 to 2003. Consumers' 1997 gas requirements totaled 250 bcf at a cost of $694 million, 80 percent of which was under long-term contracts for one year or more. As of the end of 1997, Consumers had 50 percent of its 1998 gas requirements under such long-term contracts, and will supplement them with additional long-term contracts and spot-market purchases.

OTHER: As of December 31, 1997, CMS Energy and Enterprises have guaranteed up to $543 million in contingent obligations of unconsolidated affiliates and unrelated parties.

Various parties have sued Consumers relating to the effect of so-called stray voltage on certain livestock. Claimants contend that stray voltage results when low-level electrical currents present in grounded electrical systems are diverted from their intended path. Consumers maintains a policy of investigating all customer calls regarding stray voltage and working with customers to address their concerns. It also has an ongoing mitigation program to modify the service of all customers with livestock.

In December 1997, the Michigan Supreme Court remanded for further proceedings a 1994 Michigan trial court decision that refused to allow the claims of over 200 named plaintiffs to be joined in a single action. The trial court dismissed all of the plaintiffs except the first-named plaintiff, allowing the others to re-file separate actions. Of the original plaintiffs, only 49 re-filed separate cases. All of those 49 cases have been resolved. The Michigan Supreme Court remanded the matter, finding that the proper remedy for misjoinder was not dismissal, but to automatically allow each case to go forward separately. Consumers filed a motion for reconsideration with the Michigan Supreme Court, which was denied. Consumers intends to vigorously defend these cases, but is unable to predict the outcome. As of December 31, 1997, Consumers had 12 individual stray voltage lawsuits, unrelated to the cases above, awaiting trial court action, down from 22 lawsuits as reported at year end 1996.

In October 1997, two independent power producers sued Consumers and CMS Energy in a federal court. The suit alleges antitrust violations relating to contracts which Consumers entered into with some of its customers and claims relating to power facilities. The plaintiffs claim damages of $100 million (which a court can treble in antitrust cases as provided by law). The transactions of which plaintiffs complain have been regulated by, and are subject to, the jurisdiction of the MPSC. In November 1997, Consumers and CMS Energy filed a motion for summary judgement and/or for dismissal of the complaint filed by the plaintiffs. Consumers and CMS Energy believe the lawsuit is without merit and will vigorously defend against it, but cannot predict the outcome of this matter.

Under agreements relating to CMS NOMECO's 1995 acquisition of Walter International, Inc. and its Congo operations, CMS Energy and CMS NOMECO could become jointly and severally liable for the recapture of "dual consolidated losses" under Section 1503(d) of the IRC if a "triggering event" were to occur. Potential triggering events include certain asset or stock dispositions to unrelated parties, certain tax deconsolidations, certain usage of the losses on a foreign tax return, and certain failures to comply with Internal Revenue Service regulations. CMS Energy and CMS NOMECO have no plans to effect any transaction that would be a triggering event. The amount of the potential tax liability could be up to $67 million plus interest. In connection with the same acquisition, a subsidiary of CMS NOMECO could also be jointly and severally liable with an unrelated party for up to $50 million of tax plus interest. In that event, CMS NOMECO has certain indemnity rights against that unrelated party. Additionally, CMS NOMECO and its domestic subsidiaries have incurred losses in certain foreign countries that could be recaptured if a triggering event were to occur. The additional tax liability could be up to $10 million plus interest.

In addition to the matters disclosed in these Notes, Consumers and certain other subsidiaries of CMS Energy are parties to certain lawsuits and administrative proceedings before various courts and governmental agencies arising from the ordinary course of business. These lawsuits and proceedings may involve personal injury, property damage, contractual matters, environmental issues, federal and state taxes, rates, licensing and other matters.

Estimated losses for certain contingencies discussed in this Note have been accrued. Resolution of these contingencies is not expected to have a material adverse impact on CMS Energy's financial position, liquidity, or results of operations.


11:   NUCLEAR MATTERS

Consumers filed updated decommissioning information with the MPSC in 1995 that estimated decommissioning costs for Big Rock and Palisades. In April 1996, the MPSC issued an order in Consumers' nuclear decommissioning case, which fully supported Consumers' request and did not change the overall surcharge revenues collected from retail customers. The MPSC ordered Consumers to file a report on the adequacy of the surcharge revenues with the MPSC at three-year intervals beginning in 1998. Consumers filed a revision to its Post Shutdown Activities Report (formerly decommissioning report) with the NRC to reflect the shutdown of Big Rock.

Big Rock closed permanently on August 29, 1997 because management determined that the plant would be uneconomical to operate in an increasingly competitive environment. Consumers originally scheduled the plant to close May 31, 2000, at the end of the plant's operating license. Plant decommissioning began in September 1997 and may take five to ten years to return the site to its original condition. The earlier than planned closure of the plant and the reopening of the South Carolina Barnwell facility to receive low level radioactive waste have changed the method of decommissioning from the safe storage option to immediate dismantlement. This change could have an impact on the estimated decommissioning cost which is required to be updated in a filing with the MPSC by March 31, 1998. For further information on nuclear matters, see Note 2.

Consumers has loaded 13 dry storage casks with spent nuclear fuel at Palisades. Consumers plans to load five additional casks at Palisades in 1999 pending approval by the NRC. In June 1997, the NRC approved Consumers' process for unloading spent fuel from a cask at Palisades previously discovered to have minor weld flaws. Consumers intends to transfer the spent fuel to a new transportable cask when one is available. Westinghouse Corporation has been contracted to design and fabricate transportable casks for both Palisades and Big Rock. These casks will support the off-load of the cask with minor flaws, continued operation of Palisades and the decommissioning of Big Rock.

Consumers maintains insurance coverage against property damage, debris removal, personal injury liability and other risks that are present at its nuclear generating facilities. Consumers also maintains coverage for replacement power costs during prolonged accidental outages at Palisades. Insurance would not cover such costs during the first 17 weeks of any outage, but would cover most of such costs during the next 58 weeks of the outage, followed by reduced coverage to 80 percent for two additional years. If certain loss events occur at its own or other nuclear plants similarly insured, Consumers could be required to pay maximum assessments of $19 million in any one year to Nuclear Electric Insurance Ltd; $79 million per event under the nuclear liability secondary financial protection program, limited to $10 million per event in any one year; and $6 million if nuclear workers claim bodily injury from radiation exposure. Consumers considers the possibility of these assessments to be remote.

The NRC requires Consumers to make certain calculations and report to it on the continuing ability of the Palisades reactor vessel to withstand postulated pressurized thermal shock events during its remaining license life, considering the embrittlement of reactor vessel materials over time due to operation in a radioactive environment. Based on continuing analysis of data in December 1996 Consumers received an interim Safety Evaluation Report from the NRC indicating that the reactor vessel can be safely operated through 2003 before reaching the NRC's screening criteria for reactor embrittlement. Consumers believes that with fuel management designed to minimize embrittlement, it can operate Palisades to the end of its license life in the year 2007 without annealing the reactor vessel. Nevertheless, Consumers will continue to monitor the matter.


12:   SUPPLEMENTAL CASH FLOW INFORMATION

For purposes of the Consolidated Statements of Cash Flows, all highly liquid investments with an original maturity of three months or less are considered cash equivalents. Other cash flow activities and non-cash investing and financing activities were:

                                                                                                       In Millions
------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                                   1997              1996              1995
------------------------------------------------------------------------------------------------------------------
CASH TRANSACTIONS
  Interest paid (net of amounts capitalized)                              $293              $240              $207
  Income taxes paid (net of refunds)                                        67                82                34

NON-CASH TRANSACTIONS
  Nuclear fuel placed under capital leases                                $  4              $ 28              $ 26
  Other assets placed under capital leases                                   7                 3                 5
  Common Stock issued to acquire companies                                   -                 -                90
  Assumption of debt                                                         -                 -                20
  Capital leases refinanced                                                  -                 -                21
==================================================================================================================

Changes in other assets and liabilities as shown on the Consolidated Statements of Cash Flows are described below:

                                                                                                       In Millions
------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                                    1997*             1996*           1995*
------------------------------------------------------------------------------------------------------------------
Sale of receivables, net                                                  $  17             $  23           $   20
Accounts receivable                                                        (160)              (28)            (117)
Accrued revenue                                                              64               (82)             (24)
Inventories                                                                 (15)                -               38
Accounts payable                                                             67                55              143
Accrued refunds                                                               4               (13)              (3)
Other current assets and liabilities, net                                    (6)               24               34
Non-current deferred amounts, net                                            (6)               10               (9)
                                                                      --------------------------------------------
                                                                          $ (35)            $ (11)          $   82
==================================================================================================================

* Restated, see Note 2.

13:   INCOME TAXES

CMS Energy and its subsidiaries (including Consumers) file a consolidated federal income tax return. Income taxes are generally allocated based on each company's separate taxable income. CMS Energy and Consumers practice full deferred tax accounting for temporary differences, but federal income taxes have not been recorded on the undistributed earnings of international subsidiaries where CMS Energy intends to permanently reinvest those earnings. Upon distribution, those earnings may be subject to both U.S. income taxes (adjusted for foreign tax credits or deductions) and withholding taxes payable to various foreign countries. It is not practical to estimate the amount of unrecognized deferred income taxes or withholding taxes on undistributed earnings.

CMS Energy used ITC to reduce current income taxes payable, and amortizes ITC over the life of the related property. Any AMT paid generally becomes a tax credit that CMS Energy can carry forward indefinitely to reduce regular tax liabilities in future periods when regular taxes paid exceed the tax calculated for AMT. The significant components of income tax expense (benefit) consisted of:


                                                                                                    In Millions
---------------------------------------------------------------------------------------------------------------
Years Ended December 31                                              1997*              1996*             1995*
---------------------------------------------------------------------------------------------------------------
Current income taxes
  Federal and other                                                  $ 79               $ 89               $ 43
  Foreign                                                               5                  3                  -
                                                                     ------------------------------------------
                                                                       84                 92                 43
Deferred income taxes
  Federal                                                              41                 55                 80
  Foreign                                                              (7)                 -                  -
                                                                     ------------------------------------------
                                                                       34                 55                 80
Deferred ITC, net                                                     (10)               (10)               (10)
                                                                     ------------------------------------------

                                                                     $108               $137               $113
===============================================================================================================

* Restated, see Note 2.

The principal components of CMS Energy's deferred tax assets (liabilities) recognized in the balance sheet are as follows:

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
December 31                                                                            1997*               1996*
----------------------------------------------------------------------------------------------------------------

Property                                                                            $   (552)           $   (535)
Unconsolidated investments                                                              (263)               (259)
Postretirement benefits (Note 16)                                                       (156)               (165)
Abandoned Midland project                                                                (33)                (40)
Employee benefit obligations (includes postretirement benefits
 of $155 and $167) (Note 16)                                                             195                 201
AMT carryforward                                                                         147                 172
Power purchases (Note 3)                                                                  66                  82
Other                                                                                    (14)                (20)
                                                                                    ----------------------------

                                                                                    $   (610)           $   (564)
================================================================================================================

Gross deferred tax liabilities                                                      $ (1,758)            $(1,715)
Gross deferred tax assets                                                              1,148               1,151
                                                                                    ----------------------------

                                                                                    $   (610)           $   (564)
================================================================================================================

* Restated, see Note 2.

The actual income tax expense differs from the amount computed by applying the statutory federal tax rate to income before income taxes as follows:

                                                                                                      In Millions
Years Ended December 31                                           1997*                1996*               1995*
----------------------------------------------------------------------------------------------------------------
Consolidated net income before
  preferred dividends
    Domestic                                                       $ 222               $230                $ 223
    Foreign                                                           47                 22                    -
                                                                   ---------------------------------------------
                                                                     269                252                  223
Income tax expense                                                   108                138                  113
                                                                   ---------------------------------------------

                                                                     377                390                  336
Statutory federal income tax rate                                   x 35%              x 35%                x 35%
                                                                   ---------------------------------------------

Expected income tax expense                                          132                137                  118
Increase (decrease) in taxes from:
 Capitalized overheads previously flowed through                       5                  5                    5
 Differences in book and tax depreciation
  not previously deferred                                              8                  6                    6
 Impact of foreign taxes, tax rates and credits                        1                  8                    3
 Undistributed earnings of international subsidiaries                (10)                (2)                   -
 ITC amortization                                                    (10)               (10)                 (10)
 Section 29 Fuel Tax Credits                                         (13)               (13)                 (13)
 Other, net                                                           (5)                 6                    4
                                                                   ---------------------------------------------

                                                                   $ 108               $137                $ 113
================================================================================================================

* Restated, see Note 2.

14:   FINANCIAL INSTRUMENTS

The carrying amounts of cash, short-term investments and current liabilities approximate their fair values due to their short-term nature. The estimated fair values of long-term investments are based on quoted market prices or, in the absence of specific market prices, on quoted market prices of similar investments or other valuation techniques. The carrying amounts of all long-term investments in financial instruments approximate fair value.

The carrying amount of long-term debt was $3.3 billion at December 31, 1997 and $2.8 billion at December 31, 1996, and the fair values were $3.3 billion and $2.9 billion, respectively. Although the current fair value of the long-term debt may differ from the current carrying amount, settlement of the reported debt is generally not expected until maturity. The carrying amount of preferred stock and Trust Preferred Securities was $631 million at December 31, 1997 and $456 million at December 31, 1996, and the fair value was $632 million and $439 million, respectively.

The fair values of CMS Energy's off-balance-sheet financial instruments are based on the amounts estimated to terminate or settle the instruments. At December 31, 1997, the fair value of CMS Energy's interest rate swap agreements, with a notional amount of $1.1 billion, was $13 million, representing the amount that CMS Energy would have to pay to terminate the agreements. The settlement of the interest rate swap agreements in 1997 did not materially affect interest expense. At December 31, 1996, CMS Energy would have paid $10 million to terminate the agreements. Also refer to Note 9 for a discussion of CMS NOMECO's price hedging arrangements and their fair values. Guarantees were $543 million and $102 million at December 31, 1997 and 1996, respectively.

The amortized cost of CMS Energy's nuclear decommissioning investments, which are considered available-for-sale securities in accordance with SFAS 115, Accounting For Certain Investments in Debt and Equity Securities, was $405 million and $351 million as of December 31, 1997 and 1996, respectively. The unrealized gain, which is classified in accumulated depreciation, was $81 million and $35 million as of December 31, 1997 and 1996, respectively.


15:   EXECUTIVE INCENTIVE COMPENSATION

Under CMS Energy's Performance Incentive Stock Plan, restricted shares of Common Stock of CMS Energy, stock options and stock appreciation rights may be granted to key employees based on their contributions to the successful management of CMS Energy and its subsidiaries. Awards under the plan may consist of any class of Common Stock of CMS Energy. Certain plan awards are subject to performance-based business criteria. The plan reserves for award not more than three percent of CMS Energy's Common Stock outstanding on January 1 each year, less (i) the number of shares of restricted Common Stock awarded and (ii) Common Stock subject to options granted under the plan during the immediately preceding four calendar years. Any forfeitures of shares previously awarded increase the number available to be awarded under the plan. At December 31, 1997, awards of up to 749,889 shares of CMS Energy Common Stock and 192,387 shares of Class G Common Stock may be issued.

Restricted shares of Common Stock are outstanding shares with full voting and dividend rights. These awards vest over five years at the rate of 25 percent per year after two years. The restricted shares are subject to achievement of specified levels of total shareholder return and are subject to forfeiture if employment terminates before vesting. If performance objectives are exceeded, the plan provides additional awards. Restricted shares vest fully if control of CMS Energy changes, as defined by the plan. At December 31, 1997, 562,711 of the 748,211 shares of restricted CMS Energy Common Stock outstanding are subject to performance objectives. At December 31, 1997 all of the 19,791 restricted shares of Class G Common Stock outstanding are subject to performance objectives.

Under the plan, stock options and stock appreciation rights are granted with an exercise price equal to the closing market price on each grant date. Options are exercisable upon grant and expire up to ten years and one month from date of grant. The status of the restricted stock granted to CMS Energy's key employees under the Performance Incentive Stock Plan and options granted under both plans follows.

                                                      Restricted
                                                        Stock                           Options
                                                      ---------------------------------------------------------
                                                         Number               Number         Weighted-Average
                                                        of Shares            of Shares           Exercise Price
CMS Energy Common Stock:
Outstanding at January 1, 1995                           330,356             1,490,666                  $ 23.50
  Granted                                                253,337               304,000                  $ 25.08
  Exercised or Issued                                    (43,939)             (147,666)                 $ 14.52
  Forfeited                                              (22,307)                    -                        -
  Expired                                                      -               (55,000)                 $ 27.46
                                                      ---------------------------------------------------------

Outstanding at December 31, 1995                         517,447             1,592,000                  $ 24.50
  Granted                                                222,000               368,176                  $ 30.55
  Exercised or Issued                                    (92,533)             (231,550)                 $ 20.79
  Forfeited                                              (46,076)                    -                        -
  Expired                                                      -               (12,000)                 $ 32.88
                                                      ---------------------------------------------------------

Outstanding at December 31, 1996                         600,838             1,716,626                  $ 26.24
  Granted                                                366,360               431,500                  $ 35.91
  Exercised or Issued                                   (159,405)             (479,422)                 $ 26.54
  Forfeited                                              (59,582)                    -                        -
  Expired                                                      -                (2,987)                 $ 30.13
                                                      ---------------------------------------------------------

Outstanding at December 31, 1997                         748,211             1,665,717                  $ 28.65
===============================================================================================================


Class G Common Stock:
Outstanding at December 31, 1995                           6,924                10,000                  $ 17.88
  Granted                                                  9,423                11,000                  $ 17.88
                                                      ---------------------------------------------------------

Outstanding at December 31, 1996                          16,347                21,000                  $ 17.88
  Granted                                                  8,784                12,000                  $ 20.24
  Exercised or Issued                                     (1,385)               (5,000)                 $ 17.88
  Forfeited                                               (3,955)                    -                        -
                                                      ---------------------------------------------------------

Outstanding at December 31, 1997                          19,791                28,000                  $ 18.89
===============================================================================================================


The following table summarizes information about stock options outstanding at December 31, 1997:

                                               Number                      Weighted-                      Weighted-
            Range of                        of Shares                        Average                        Average
     Exercise Prices                      Outstanding                 Remaining Life                 Exercise Price

      $17.13--$24.75                          594,000                     4.82 years                        $ 21.82
      $25.13--$33.88                          668,217                     5.30 years                        $ 30.32
      $34.25--$38.00                          403,500                     9.51 years                        $ 35.92
-------------------------------------------------------------------------------------------------------------------

      $17.13--$38.00                        1,665,717                     6.15 years                        $ 28.65
===================================================================================================================

The range of exercise prices for Class G Common Stock options is $17.88 to $23.31; the weighted average remaining life is 8.8 years.

The weighted average fair value of options granted for CMS Energy Common Stock was $6.38 in 1997, $6.94 in 1996, and $5.37 in 1995. The weighted average fair value of options granted for Class G Common Stock was $1.87 in 1997, $1.59 in 1996 and $1.57 in 1995. Fair value is estimated using the Black-Scholes model, a mathematical formula used to value options traded on securities exchanges, with the following assumptions:

Years Ended December 31                                                  1997              1996             1995
----------------------------------------------------------------------------------------------------------------
CMS ENERGY COMMON STOCK OPTIONS
  Risk-free interest rate                                               6.06%             6.63%            6.17%
  Expected stock-price volatility                                      17.43%            24.08%           27.12%
  Expected dividend rate                                              $   .30           $   .27          $   .24
  Expected option life                                                5 years           5 years          5 years

CLASS G COMMON STOCK OPTIONS
  Risk-free interest rate                                               6.06%             6.63%            6.17%
  Expected stock-price volatility                                      18.05%            16.19%           16.19%
  Expected dividend rate                                              $   .31           $  .295           $ .295
  Expected option life                                                5 years           5 years          5 years
================================================================================================================

CMS Energy applies Accounting Principles Board Opinion 25 and related interpretations in accounting for the Performance Incentive Stock Plan. Since stock options are granted at market price, no compensation cost has been recognized for stock options granted under the plan. The compensation cost charged against income for restricted stock was $6 million in 1997, $2 million in 1996, and $3 million in 1995. If compensation cost for stock options had been determined in accordance with SFAS 123, Accounting for Stock-Based Compensation, CMS Energy's consolidated net income and earnings per share would have been as follows:

                                                                        In Millions, Except Per Share Amounts
----------------------------------------------------------------------------------------------------------------
                                                                        Pro Forma                  As Reported
Years Ended December 31                                           1997*        1996*          1997*        1996*
----------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                           $ 242        $ 222           $244         $224
Net Income Attributable to Common Stocks
  CMS Energy                                                        228          208            229          210
  Class G                                                            14           14             15           14
Earnings Per Average Common Share
  CMS Energy
     Basic                                                         2.37         2.25           2.39         2.27
     Diluted                                                       2.35         2.25           2.37         2.26
  Class G
      Basic and Diluted                                            1.81         1.78           1.84         1.82
================================================================================================================

* Restated, see Note 2.

16:   RETIREMENT BENEFITS

POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS: CMS Energy and its subsidiaries provide certain health care and life insurance benefits for retired employees and their eligible dependents. Substantially all employees may become eligible for such benefits if they attain retirement status while working for CMS Energy or its subsidiaries. CMS Energy and its subsidiaries adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, effective as of the beginning of 1992 and Consumers recorded a liability of $466 million for the accumulated transition obligation and a corresponding regulatory asset for anticipated recovery in utility rates (see Note 20). CMS Energy's international subsidiaries expensed their accumulated transition obligation liability. The amount of such transition obligation is not material to the presentation of the consolidated financial statements or significant to CMS Energy's total transition obligation. The MPSC authorized recovery of the electric utility portion of these costs in 1994 over 18 years and the gas utility portion in 1996 over 16 years. During 1995, the FERC granted Consumers a waiver of a three-year filing requirement for cost recovery with respect to its wholesale electric business. At December 31, 1997, Consumers had recorded a regulatory asset and liability of $7 million. By early 1997, the FERC had authorized recovery of these costs. CMS Energy funds the benefits using external Voluntary Employee Beneficiary Associations, a legal entity established under guidelines of the IRC, through which the company can provide certain benefits for its employees or retirees. Funding of the benefits coincides with Consumers' recovery in rates.

Retiree health care costs at December 31, 1997 are based on the assumption that costs would increase 6.5 percent in 1998, then decrease gradually to 5.5 percent in 2004 and thereafter. The health care cost trend rate assumption significantly affects the amounts reported. For example, a one percentage point increase in each year's estimated health care cost assumption would increase the accumulated postretirement benefit obligation at December 31, 1997 by $83 million and the aggregate of the service and interest cost components of net periodic postretirement benefit costs for 1997 by $9 million.

Years Ended December 31                                               1997               1996               1995
----------------------------------------------------------------------------------------------------------------
Weighted average discount rate                                       7.50%              7.75%              7.50%
Expected long-term rate of return on plan assets                     7.00%              7.00%              7.00%
================================================================================================================

Net postretirement benefit costs for the health care benefits and life insurance benefits consisted of:

                                                                                                     In Millions
Years Ended December 31                                               1997               1996               1995
----------------------------------------------------------------------------------------------------------------
Service cost                                                          $ 10               $ 13               $ 11
Interest cost                                                           41                 42                 40
Actual return on assets                                                (38)               (14)                (4)
Net amortization and deferral                                           25                  8                  1
                                                                     -------------------------------------------

Net postretirement benefit costs                                      $ 38               $ 49               $ 48
================================================================================================================

The funded status of the postretirement benefit plans is reconciled with the liability recorded at December 31 as follows:

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
                                                                                         1997               1996
----------------------------------------------------------------------------------------------------------------
Actuarial present value of estimated benefits
  Retirees                                                                              $ 325              $ 330
  Eligible for retirement                                                                  68                 66
  Active (upon retirement)                                                                189                190
                                                                                       -------------------------

Accumulated postretirement benefit obligation                                             582                586
Plan assets (primarily stocks, bonds and money
 market investments) at fair value                                                        224                138
                                                                                       -------------------------

Accumulated postretirement benefit obligation less than
  (in excess of) plan assets                                                             (358)              (448)
Unrecognized net (gain) loss from experience different than assumed                       (83)               (36)
Unrecognized prior service cost                                                             -                  7
                                                                                     ---------------------------

Recorded liability                                                                      $(441)              (477)
================================================================================================================

The health care portion of the accumulated postretirement benefit obligation is $565 million and $570 million at December 31, 1997 and 1996, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN: Certain management employees qualify to participate in the SERP. SERP benefits, which are based on an employee's years of service and earnings as defined in the SERP, are paid from a trust established in 1988. Because the SERP is not a qualified plan under the IRC, earnings of the trust are taxable and trust assets are included in consolidated assets. At December 31, 1997 and 1996, trust assets were $44 million and $31 million, respectively, and were classified as other non-current assets.

DEFINED BENEFIT PENSION PLAN: A trusted, non-contributory, defined benefit Pension Plan covers substantially all employees. The benefits are based on an employee's years of accredited service and earnings, as defined in the plan, during an employee's five highest years of earnings. Because the plan was fully funded, no contributions were made in 1997 and 1996. A contribution of $9 million was made in 1995.

Years Ended December 31                                     1997           1996         1995
--------------------------------------------------------------------------------------------
Discount rate                                              7.50%          7.75%        7.50%
Rate of compensation increase                              3.75%          4.00%        4.50%
Expected long-term rate of return on assets                9.25%          9.25%        9.25%
============================================================================================

Net Pension Plan and SERP costs consisted of:

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
Years Ended December 31                                               1997               1996               1995
----------------------------------------------------------------------------------------------------------------
Service cost                                                        $   26             $   26             $   23
Interest cost                                                           61                 58                 56
Actual return on plan assets                                          (163)               (63)              (168)
Net amortization and deferral                                           93                 (6)               103
                                                                   ---------------------------------------------

Net periodic pension cost                                           $   17             $   15             $   14
================================================================================================================

The funded status of the Pension Plan and SERP reconciled to the liability recorded at December 31 was:


                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
                                                                          Pension Plan               SERP
                                                                       1997        1996        1997        1996
----------------------------------------------------------------------------------------------------------------
Actuarial present value of estimated benefits
  Vested                                                             $ 548        $ 504       $  24        $  21
  Non-vested                                                            79           72           1            1
                                                                     -------------------------------------------

Accumulated benefit obligation                                         627          576          25           22
Provision for future pay increases                                     165          158          16           15
                                                                     -------------------------------------------

Projected benefit obligation                                           792          734          41           37
Plan assets (primarily stocks and bonds, including
 $153 in 1997 and $117 in 1996 in common stock
 of CMS Energy) at fair value                                          882          779           -            -
                                                                     -------------------------------------------

Projected benefit obligation less than
  (in excess of) plan assets                                            90           45         (41)         (37)
Unrecognized net (gain) loss from experience
  different than assumed                                              (157)         (99)          5            5
Unrecognized prior service cost                                         35           39           2            2
Unrecognized net transition (asset)                                    (22)         (27)          -            -
                                                                    --------------------------------------------

Recorded liability                                                   $ (54)         (42)        (34)         (30)
================================================================================================================

Beginning January 1, 1986, the amortization period for the Pension Plan's unrecognized net transition asset is 16 years and 11 years for the SERP's unrecognized net transition obligation. Prior service costs are amortized on a straight-line basis over the average remaining service period of active employees.

DEFINED CONTRIBUTION PLAN: CMS Energy provides a defined contribution 401(k) plan to all U.S. employees of CMS Energy and its subsidiaries which are at least 80 percent owned and have adopted the plan. CMS Energy will match at least one-half of the amount contributed by employees up to 3 percent of their salary. These contributions to the plan are invested in CMS Energy Common Stock. Amounts charged to expense for this plan were approximately $20 million in 1997, $18 million in 1996 and $17 million in 1995.

17:   LEASES

CMS Energy, Consumers, and Enterprises lease various assets, including vehicles, rail cars, aircraft, construction equipment, computer equipment, nuclear fuel and buildings. Consumers' nuclear fuel capital leasing arrangement expires in November 1999, yet provides for additional one-year extensions upon mutual agreement by the parties. Upon termination of the lease, the lessor would be entitled to a cash payment equal to its remaining investment, which was $47 million as of December 31, 1997. Consumers is responsible for payment of taxes, maintenance, operating costs, and insurance.

Minimum rental commitments under CMS Energy's non-cancelable leases at December 31, 1997, were:

                                                                    In Millions
-------------------------------------------------------------------------------
                                                     Capital          Operating
                                                      Leases             Leases
-------------------------------------------------------------------------------
1998                                                   $  42              $  11
1999                                                      44                 11
2000                                                      14                 11
2001                                                      12                  8
2002                                                       9                  8
2003 and thereafter                                        7                 20
                                                      -------------------------

Total minimum lease payments                             128              $  69
Less imputed interest                                     19              =====
                                                      ------

Present value of net minimum lease payments              109
Less current portion                                      34
                                                      ------
Non-current portion                                   $   75
================================================================================

Consumers recovers lease charges from customers and accordingly charges payments for its capital and operating leases to operating expense. Operating lease charges, including charges to clearing and other accounts for the years ended December 31, 1997, 1996 and 1995, were $10 million, $8 million and $11 million, respectively.

Capital lease expenses for the years ended December 31, 1997, 1996 and 1995 were $43 million, $46 million and $46 million, respectively. Included in these amounts for the years ended 1997, 1996 and 1995 are nuclear fuel lease expenses of $25 million for each year.


18:   JOINTLY OWNED UTILITY FACILITIES

Consumers is responsible for providing its share of financing for the jointly owned facilities. The direct expenses of the joint plants are included in Consumers' operating expenses. The following table indicates the extent of Consumers' investment in jointly owned utility facilities:

                                                                           In Millions
--------------------------------------------------------------------------------------
December 31                                                    1997               1996
--------------------------------------------------------------------------------------
NET INVESTMENT
  Ludington - 51 percent                                       $112               $116
  Campbell Unit 3 - 93.3 percent                                314                329
  Transmission lines - various                                   34                 35

ACCUMULATED DEPRECIATION
  Ludington                                                    $ 88               $ 84
  Campbell Unit 3                                               265                252
  Transmission lines                                             14                 14
======================================================================================


19:   REPORTABLE SEGMENTS

CMS Energy operates principally in the following business segments: electric utility; gas utility; oil and gas exploration and production; independent power production; natural gas transmission, storage and processing; and energy marketing, services and trading.

The Consolidated Statements of Income show operating revenue and pretax operating income by business segment. Other business and geographic segment information follows:

Business Segments

                                                                                                     In Millions
----------------------------------------------------------------------------------------------------------------
Years Ended December 31                                              1997*              1996*              1995*
----------------------------------------------------------------------------------------------------------------
Depreciation, depletion and amortization
  Electric utility                                                 $   296            $   282            $   272
  Gas utility                                                           93                 87                 83
  Independent power production                                          13                  8                  4
  Oil and gas exploration and production                                48                 42                 38
  Natural gas transmission, storage and processing                      14                  7                  3
  Marketing, services and trading                                        1                  -                  -
  Other                                                                  2                  1                  -
                                                                 -----------------------------------------------

                                                                   $   467            $   427            $   400
================================================================================================================

Identifiable assets
  Electric utility (a)                                             $ 4,472            $ 4,505            $ 4,522
  Gas utility (a)                                                    1,644              1,709              1,690
  Independent power production                                       1,699              1,053                840
  Oil and gas exploration and production                               456                476                426
  Natural gas transmission, storage and processing                     521                388                272
  Marketing, services and trading                                      191                 52                 31
  Other                                                                525                180                128
                                                                   ---------------------------------------------

                                                                   $ 9,508            $ 8,363            $ 7,909
================================================================================================================

Capital expenditures (b)
  Electric utility                                                 $   255            $   310            $   328
  Gas utility                                                          116                137                126
  Independent power production                                         704                142                239
  Oil and gas exploration and production (c)                            99                 72                141
  Natural gas transmission, storage and processing                     115                136                178
  Marketing, services and trading                                       28                  -                  -
  Other                                                                202                 66                 14
                                                                   ----------------------------------------------

                                                                   $ 1,519            $   863            $ 1,026
================================================================================================================

Investments in Equity Method Investees
  Independent power production                                      $1,205            $   683             $  603
  Natural gas transmission, storage and processing                     241                225                193
  Marketing, services and trading                                       26                  -                  -
  Other                                                                274                 85                 22
                                                                    --------------------------------------------

                                                                    $1,746            $   993             $  818
================================================================================================================

* Restated, see Note 2.

Earnings from Equity Method Investees(d)
  Independent power production                                      $   89            $    91            $    58
  Natural gas transmission, storage and processing                       4                  3                  9
  Marketing, services and trading                                        2                  -                  -
  Other                                                                  8                  8                 11
                                                                    --------------------------------------------

                                                                    $  103            $   102            $    78
================================================================================================================

Geographic Areas

                                               Pretax                          Investments in      Earnings from
                        Operating           Operating        Identifiable       Equity Method      Equity Method
                          Revenue       Income/(Loss)              Assets           Investees      Investees (d)
1997*
  United States            $4,576             $   674              $7,856             $   749            $    75
  International               205                  42               1,652                 997                 28

1996*
  United States            $4,211             $   658              $7,668             $   680            $    89
  International               113                  18                 695                 313                 13

1995*
  United States            $3,831             $   617              $7,476             $   586            $    75
  International                59                 (9)                 433                 232                  3
================================================================================================================

(a) Amounts include an attributed portion of Consumers' other common assets to both the electric and gas utility businesses.

(b) Includes capital leases for nuclear fuel and other assets and electric DSM costs (see Consolidated Statements of Cash Flows). Amounts also include an attributed portion of Consumers' capital expenditures for plant and equipment common to both the electric and gas utility businesses.

(c)  Includes common stock issued for acquisitions in 1995.

(d) These amounts are included in operating revenue in the Consolidated Statements of Income.

* Restated, see Note 2.

20:   EFFECTS OF THE RATEMAKING PROCESS

The following regulatory assets (liabilities), which include both current and non-current amounts, are reflected in the Consolidated Balance Sheets. These assets represent probable future revenue to Consumers associated with certain incurred costs as these costs are recovered through the ratemaking process. These costs are being recovered through rates over periods of up to 15 years.

An accounting standard, effective 1996, requires impairment losses on long-lived assets to be recognized when an asset's book value exceeds its expected future cash flows (undiscounted). The standard also imposes stricter criteria for retention of regulatory-created assets by requiring that such assets be probable of future recovery at each balance sheet date. There was no impact on financial position or results of operations upon adoption because management believes these assets will be recovered. For further discussion, see Outlook - Application of SFAS 71 in the MD&A.

                                                                                   In Millions
----------------------------------------------------------------------------------------------
December 31                                                            1997               1996
----------------------------------------------------------------------------------------------

Postretirement benefits (Note 16)                                     $ 429              $ 460
Income taxes (Note 13)                                                  172                158
Abandoned Midland project                                                93                113
Manufactured gas plant sites (Note 10)                                   47                 47
DSM - deferred costs                                                     46                 60
Uranium enrichment facility                                              22                 23
Ludington Fish Settlement                                                12                 14
Other                                                                    16                 43
                                                                      -------------------------

Total regulatory assets                                               $ 837              $ 918
==============================================================================================

Income taxes (Note 13)                                                $(226)              (224)
DSM - deferred revenue                                                  (24)               (25)
                                                                      ------------------------

Total regulatory liabilities                                          $(250)              (249)
==============================================================================================

21:   EQUITY METHOD INVESTMENTS

Certain of CMS Energy's subsidiaries invest in companies, partnerships and joint ventures as part of a strategy for growth through international diversification. The ownership interests for these investments vary from 20 percent to 50 percent and are all accounted for using the equity method of accounting. Following is summarized combined financial information for all equity method investments, except for the MCV Partnership, which is disclosed separately in Note 22 and Loy Yang, which is disclosed separately in this note. For information relating to the geographic location of investees and CMS Energy's and its subsidiaries' equity earnings from and investment in investees refer to Note 19.

INCOME STATEMENT DATA (UNAUDITED)

                                                                                           In Millions
------------------------------------------------------------------------------------------------------
Years Ended December 31                                         1997*          1996*              1995
------------------------------------------------------------------------------------------------------
Operating revenue                                              $1,267       $    674            $  587
Operating expenses                                                826            426               299
                                                               ---------------------------------------

Operating income                                                  441            248               288
Other expense, net                                                175             97               114
                                                               ---------------------------------------

Net income                                                     $  266       $    151            $  174
======================================================================================================

BALANCE SHEET DATA (UNAUDITED)
                                                                                           In Millions
December 31                                                                    1997*             1996*
------------------------------------------------------------------------------------------------------
ASSETS
   Current assets                                                           $    439            $  341
   Property, plant and equipment, net                                          3,290             2,767
   Other assets                                                                1,976               164
                                                                            --------------------------

                                                                            $  5,705            $3,272
======================================================================================================

LIABILITIES AND EQUITY
   Current liabilities                                                      $    696            $  293
   Long-term debt and other non-current liabilities                            3,262             1,351
   Equity                                                                      1,747             1,628
                                                                            --------------------------

                                                                            $  5,705            $3,272
======================================================================================================

* Restated, see Note 2.

In the second quarter of 1997, a consortium comprising subsidiaries of CMS Generation, among others, financed, through a consortium of banks, seventy-seven percent of the consortium's $3.7 billion payment to the Australian State of Victoria government for the Loy Yang acquisition. This financing occurred on a non-recourse basis to CMS Energy and CMS Generation.

Summarized financial information of Loy Yang:

INCOME STATEMENT DATA (UNAUDITED)

                                                                    In Millions
-------------------------------------------------------------------------------
Year Ended December 31                                                     1997
-------------------------------------------------------------------------------
Operating revenue                                                          $229
Operating expenses                                                          112
                                                                           ----
Operating income                                                            117
Other expense, net                                                          114
                                                                           ----
Net income                                                                 $  3
===============================================================================

BALANCE SHEET DATA (UNAUDITED)

                                                                     In Millions
--------------------------------------------------------------------------------
December 31                                                                 1997
--------------------------------------------------------------------------------
ASSETS
   Current assets                                                       $    144
   Property, plant and equipment, net                                      3,159
   Other assets                                                                4
                                                                        --------

                                                                        $  3,307
================================================================================
LIABILITIES AND EQUITY
   Current liabilities                                                  $     46
   Long-term debt and other non-current liabilities                        2,352
   Equity                                                                    909
                                                                        --------

                                                                        $  3,307
================================================================================

22:   SUMMARIZED FINANCIAL INFORMATION OF SIGNIFICANT
      RELATED ENERGY SUPPLIER

Under the PPA with the MCV Partnership discussed in Note 3, Consumers' 1997 obligation to purchase electric capacity from the MCV Partnership was 15 percent of Consumers' owned and contracted capacity.

Summarized financial information of the MCV Partnership:

STATEMENTS OF INCOME (UNAUDITED)

                                                                                In Millions
-------------------------------------------------------------------------------------------
Years Ended December 31                               1997           1996              1995
-------------------------------------------------------------------------------------------
Operating revenue (a)                                $ 652          $ 645             $ 618
Operating expenses                                     435            417               386
                                                     --------------------------------------

Operating income                                       217            228               232
Other expense, net                                     154            162               171
                                                     --------------------------------------

Net income before cumulative
  effect of accounting change                           63             66                61
Cumulative effect of change in method
  of accounting for property tax                        15              -                 -
                                                     --------------------------------------

Net income                                           $  78          $  66             $  61
===========================================================================================

BALANCE SHEETS (UNAUDITED)

                                                             In Millions
December 31                                                1997     1996
------------------------------------------------------------------------
ASSETS
  Current assets (b)                                     $  362   $  316
  Property, plant and equipment, net                      1,820    1,889
  Other assets                                              169      159
                                                         ---------------

                                                         $2,351   $2,364
========================================================================

LIABILITIES AND PARTNERS' EQUITY
  Current liabilities                                    $  285   $  235
  Long-term debt and other non-current liabilities (c)    1,789    1,930
  Partners' equity (d)                                      277      199
                                                         ---------------

                                                         $2,351   $2,364
========================================================================

(a) Revenue from Consumers totaled $609 million, $598 million and $571 million for 1997, 1996, and 1995, respectively.

(b) Receivables from Consumers totaled $54 million and $52 million, at December 31, 1997 and 1996, respectively.

(c) FMLP is the sole beneficiary of an owner trust that is the lessor in a long-term direct finance lease with the lessee, MCV Partnership. CMS Holdings holds a 46.4 percent ownership interest in FMLP. At December 31, 1997 and 1996, lease obligations of $1.52 billion and $1.58 billion, respectively, were owed to the owner trust. CMS Holdings' share of the interest and principal portion for the 1997 lease payments was $62 million and $28 million, respectively, and for the 1996 lease payments was $64 million and $25 million, respectively. The lease payments service $1.0 billion and $1.1 billion in non- recourse debt outstanding as of December 31, 1997 and 1996, respectively, of the owner-trust. FMLP's debt is secured by the MCV Partnership's lease obligations, assets, and operating revenues. For 1997 and 1996, the owner-trust made debt payments (including interest) of $192 million. FMLP's earnings for 1997, 1996, and 1995 were $20 million, $17 million, and $14 million, respectively.

(d) CMS Midland's recorded investment in the MCV Partnership includes capitalized interest, which is being amortized to expense over the life of its investment in the MCV Partnership. Covenants contained in financing agreements prohibit the MCV Partnership from paying distributions until certain financial test requirements are met. Consumers does not anticipate receiving a cash distribution in the near future.

23:   RESTATED FINANCIAL STATEMENTS - FIRST QUARTER 1998 (UNAUDITED)

As a result of the change in the method of accounting for investments in oil and gas properties as discussed in Note 2, certain financial information from the three and twelve months ended March 31, 1998 and 1997 has been restated as detailed below.

INCOME STATEMENT DATA (UNAUDITED)

                                    Three Months Ended                              Twelve Months Ended
March 31                        1998                  1997                      1998                    1997
-------------------------------------------------------------------------------------------------------------------
                           As                        As                         As                       As
                         Reported     Restated    Reported     Restated      Reported     Restated    Reported   Restated

Operating Revenue        $  1,374     $1,374      $  1,295     $  1,295      $  4,866     $  4,860    $  4,345   $  4,339
Operating Expenses          1,187      1,177         1,082        1,091         4,146        4,151       3,660      3,675
                         ------------------------------------------------------------------------------------------------
Pretax Operating
  Income                      187        197           213          204           720          709         685        664

Other Income
   (Deductions)               (36)       (36)           (2)          (2)          (46)         (46)        (11)       (11)
Fixed Charges                  96         97            77           77           368          372         303        306
Income Taxes                   15         19            50           47            82           80         135        129
                         ------------------------------------------------------------------------------------------------

Consolidated Net Income
 before cumulative effect
 of change in accounting
 principle                     40         45            84           78           224          211         236        218

Consolidated Net
  Income                 $     83         88      $     84           78      $    267     $    254       $ 236   $    218

Basic Earnings Per
  Average Common Share
     CMS Energy          $    .73     $  .79      $    .79     $    .73      $   2.57     $   2.45       $2.41   $   2.21
     Class G             $   1.09     $ 1.09      $   1.18     $   1.18      $   1.76     $   1.76       $1.53   $   1.53

Diluted Earnings Per
  Average Common Share
     CMS Energy          $    .72     $  .77      $    .78     $    .72      $   2.55     $   2.44       $2.39      $2.21
     Class G             $   1.09     $ 1.09      $   1.18     $   1.18      $   1.76     $   1.76       $1.53      $1.53

BALANCE SHEET DATA (UNAUDITED)

March 31                                 1998                          1997
-------------------------------------------------------------------------------------
                                   As                          As
                                Reported      Restated      Reported       Restated
ASSETS
 Current Assets                 $  1,028      $  1,023      $    768       $    770
 Plant and Property,net            5,379         5,114         5,279          5,022
 Investments                       1,894         1,879         1,023          1,013
 Non-current Asset                 1,480         1,489         1,332          1,335
                                ---------------------------------------------------
         Total Assets           $  9,781      $  9,505      $  8,402       $  8,140
                                ===================================================

LIABILITIES AND EQUITY
 Current Liabilities            $  1,506      $  1,506      $  1,662       $  1,662
 Non-current Liabilities           1,763         1,672         1,781          1,692
 Capitalization                    6,512         6,327         4,959          4,786
                                ---------------------------------------------------
         Total Liabilities and
             Equity             $  9,781      $  9,505      $  8,402       $  8,140
                                ===================================================

24:   SUBSEQUENT EVENT - CHANGE IN METHOD OF ACCOUNTING FOR PROPERTY
TAXES

During the first quarter of 1998, Consumers implemented a change in the method of accounting for property taxes so that such taxes are recognized during the fiscal period of the taxing authority for which the taxes are levied. This change provides a better matching of property tax expense with the services provided by the taxing authorities, and is considered the most acceptable basis of recording property taxes. Prior to 1998, Consumers recorded property taxes monthly during the year following the assessment date (December 31). The cumulative effect of this one-time change in accounting increased other income by $66 million, and earnings, net of tax, by $43 million or $.40 per share. The pro forma effect on prior years' consolidated net income of retroactively recording property taxes as if the new method of accounting had been in effect for all periods presented is not material.

                    Report of Independent Public Accountants




To CMS Energy Corporation:

We have audited the accompanying consolidated balance sheets and consolidated statements of preferred stock of CMS ENERGY CORPORATION (a Michigan corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, common stockholders' equity, cash flows for each of the three years in the period ended December 31, 1997 (as restated, see Note 2 of the Notes to the Consolidated Financial Statements). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CMS Energy Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Detroit, Michigan,
 July 27, 1998

QUARTERLY FINANCIAL AND COMMON STOCK INFORMATION                                             CMS ENERGY CORPORATION
(AS RESTATED)
                                                                              In Millions, Except Per Share Amounts

                                             1997 (Unaudited)                             1996 (Unaudited)

Quarters Ended                March 31    June 30   Sept. 30    Dec. 31     March 31   June 30   Sept. 30   Dec. 31
-------------------------------------------------------------------------------------------------------------------
Operating revenue (a)*         $ 1,295    $ 1,022   $  1,030  $   1,434    $   1,280   $   936   $    928   $ 1,180

Pretax operating income (b)*   $   204    $   158   $    178  $     176    $     216   $   157   $    167   $   136

Consolidated net income*       $    78    $    47   $     60  $      59    $      84   $    47   $     55   $    38

Basic earnings (loss) per
  average common
  share (c):
    CMS Energy*                $   .73    $   .48   $    .64  $     .54    $     .79   $   .50   $    .62   $   .37
    Class G                    $  1.18    $   .16   $   (.21) $     .70    $    1.50   $   .16   $   (.28)  $   .44

Diluted earnings (loss) per
  average common
  share (c):
    CMS Energy*                $   .72    $   .48   $    .63  $     .54    $     .78   $   .50   $    .62   $   .37
    Class G                    $  1.18    $   .16   $   (.21) $     .70    $    1.50   $   .16   $   (.28)  $   .44

Dividends declared per
  common share:
    CMS Energy                 $   .27    $   .27   $    .30  $     .30    $     .24   $   .24   $    .27   $   .27
    Class G                    $  .295    $  .295   $    .31  $     .31    $     .28   $   .28   $   .295   $  .295

Common stock prices (d)
  CMS Energy:
    High                       $34-1/2    $35-5/8   $38-1/16  $ 44-1/16    $  31-7/8   $31-1/4   $ 31-5/8   $33-3/4
    Low                        $31-1/2    $31-1/8   $ 34-7/8  $35-11/16    $27-13/16   $    28   $     29   $30-1/8
  Class G:
    High                       $19-7/8    $19-7/8   $     22  $  27-1/8    $      20   $19-3/8   $ 18-7/8   $19-1/4
    Low                        $17-7/8    $17-5/8   $     19  $  20-5/8    $  17-7/8   $17-1/2   $ 16-5/8   $17-3/8
------------------------------------------------------------------------------------------------------------------

(a) Amounts in 1997 were restated for comparative purposes.
(b) Amounts in 1996 were restated for comparative purposes.
(c) The sum of the quarters may not equal the annual earnings per share due to changes in shares outstanding.
(d) Based on New York Stock Exchange - Composite transactions.

*RESTATED, SEE NOTE 2.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(C) EXHIBITS

    (12) Statements regarding computation of Ratio of Earnings to Fixed Charges (1993-1997, As Restated)
    (23)    Consent of Arthur Andersen LLP
    (27.1) Restated Financial Data Schedule (1998 - First Quarter, As Restated) (27.2) Restated Financial Data Schedule (1997 - Quarterly, As Restated) (27.3) Restated Financial Data Schedule (1996 - Quarterly, As Restated) (27.4) Restated Financial Data Schedule (1995, As Restated)

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CMS ENERGY CORPORATION



Dated: July 30, 1998                     By: /s/ A. M. Wright
                                            ----------------------------------
                                            Alan M. Wright
                                            Senior Vice President and Chief
                                            Financial Officer

                                  EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION

(12)     - Statements regarding computation of Ratio of Earnings to Fixed
           Charges (1993-1997, As Restated)
(23)     - Consent of Arthur Andersen LLP
(27.1)   - Restated Financial Data Schedule (1998 - First Quarter, As Restated)
(27.2)   - Restated Financial Data Schedule (1997 - Quarterly, As Restated)
(27.3)   - Restated Financial Data Schedule (1996 - Quarterly, As Restated)
(27.4)   - Restated Financial Data Schedule (1995, As Restated)